                                                                    Exhibit 10.1

                           Equity Purchase Agreement

                                    by and

                                     among

                                  Petro, Inc.

                                   (Buyer),

                       And The Sellers Signatory Hereto,

                                   (Sellers)


                                     dated

                                 July 31, 2001

Sellers' Disclosure Letter.............................................................  viii

ARTICLE I          DEFINITIONS........................................................      1

     1.1.          Definitions........................................................      1

ARTICLE II         SALE AND TRANSFER OF ASSETS; CLOSING...............................     14

     2.1.          Closing............................................................     14
     2.2.          Purchase Price.....................................................     15
     2.3.          Adjustments to Purchase Price......................................     15
     2.4.          Excluded Assets....................................................     17

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLERS................     17

     3.1.          Corporate Organization; Etc........................................     17
     3.2.          Capitalization of Companies........................................     18
     3.3.          Subsidiaries.......................................................     18
     3.4.          No Conflict........................................................     18
     3.5.          Financial Statements...............................................     19
     3.6.          No Unknown Liabilities, Etc........................................     19
     3.7.          Reserved...........................................................     20
     3.8.          Absence of Certain Changes.........................................     20
     3.9.          Title to Properties; Encumbrances..................................     20
     3.10.         Property, Plant and Equipment......................................     20
     3.11.         Intellectual Property..............................................     21
     3.12.         Contracts; No Defaults.............................................     22
     3.13.         Operating Matters..................................................     24
     3.14.         Insurance..........................................................     27
     3.15.         Labor Difficulties.................................................     27
     3.16.         Employee Benefits..................................................     28
     3.17.         Legal Proceedings; Orders..........................................     29
     3.18.         No Condemnation or Expropriation...................................     30
     3.19.         Legal Requirements; Governmental Authorizations....................     30
     3.20.         Material Consents..................................................     31
     3.21.         Environmental Matters..............................................     31
     3.22.         No Other Agreements................................................     34
     3.23.         Brokers and Finders................................................     34
     3.24.         Personnel..........................................................     34
     3.25.         Taxes..............................................................     34
     3.26.         Relationships With Related Persons.................................     36

ARTICLE IV         FURTHER REPRESENTATIONS AND WARRANTIES OF SELLERS..................     36

     4.1.          Title..............................................................     36
     4.2.          Authority; No Conflict.............................................     36

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF BUYER......................   37

     5.1.         Buyer Organization; Etc......................................   37
     5.2.         Authority; No Conflict.......................................   37
     5.3.         Brokers and Finders..........................................   38
     5.4.         Solvency.....................................................   38
     5.5.         Investigation by Buyer.......................................   39
     5.6.         Availability of Financing....................................   39

ARTICLE VI        COVENANTS OF BUYER AND SELLERS...............................   39

     6.1.         Full Access..................................................   39
     6.2.         Reasonable Efforts: No Inconsistent Action...................   40
     6.3.         Employees....................................................   41
     6.4.         Releases.....................................................   42
     6.5.         Section 338(h)(10) Election..................................   42
     6.6.         Transfer Taxes...............................................   44
     6.7.         Buyer Financing..............................................   44
     6.8.         Section 754 Election.........................................   44

ARTICLE VII       CONDITIONS TO OBLIGATIONS OF SELLERS.........................   44

     7.1.         Representations and Warranties True..........................   44
     7.2.         Performance..................................................   44
     7.3.         No Proceeding................................................   44
     7.4.         Certificates.................................................   45
     7.5.         Governmental Consents and Waivers............................   45
     7.6.         HSR Act......................................................   45

ARTICLE VIII      CONDITIONS TO OBLIGATIONS OF BUYER...........................   45

     8.1.         Representations and Warranties True..........................   45
     8.2.         Performance..................................................   45
     8.3.         No Proceeding................................................   46
     8.4.         Receipt of Third Party Consents..............................   46
     8.5.         Governmental Consents, Approvals and Waivers.................   46
     8.6.         Certificates.................................................   46
     8.7.         Corporate Documents..........................................   46
     8.8.         Other Sellers Escrow Agreement...............................   46
     8.9.         Noncompetition Agreement.....................................   46
     8.10.        Financing....................................................   46
     8.11.        HSR Act......................................................   47
     8.12.        Release of Encumbrances......................................   47
     8.13.        Dover Escrow Agreement.......................................   47

ARTICLE IX        CONDUCT OF THE COMPANIES PENDING CLOSING AND RISK OF LOSS....   47

     9.1.         Regular Course of Business...................................   47
     9.2.         Organization.................................................   47
     9.3.         Existing Relationships.......................................   47

     9.4.          Contracts.......................................................  47
     9.5.          Insurance of Property...........................................  48
     9.6.          No Default......................................................  48
     9.7.          Compliance With Laws............................................  48
     9.8.          Taxes...........................................................  48

ARTICLE X          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.....  48

     10.1.         Survival of Representations and Warranties......................  48
     10.2.         Indemnifications................................................  49
     10.3.         Limitation on Liability.........................................  52
     10.4.         Exclusive Remedies..............................................  53
     10.5.         Subrogation.....................................................  53
     10.6.         No Double Recovery; Use of Insurance............................  54
     10.7.         Tax Benefits....................................................  54
     10.8.         Treatment of Indemnity Payments Between the Parties.............  55
     10.9.         Mitigation of Loss..............................................  55

ARTICLE XI         TERMINATION AND ABANDONMENT.....................................  55

     11.1.         Methods of Termination..........................................  55
     11.2.         Procedure Upon Termination......................................  55
     11.3.         Liquidated Damages..............................................  56
     11.4.         Right of First Refusal..........................................  56

ARTICLE XII        MISCELLANEOUS PROVISIONS........................................  57

     12.1.         Amendment and Modification......................................  57
     12.2.         Waiver of Compliance............................................  57
     12.3.         Notices.........................................................  57
     12.4.         Assignment......................................................  59
     12.5.         Dispute Resolution..............................................  59
     12.6.         Schedules and Exhibits..........................................  59
     12.7.         Sellers' Representatives........................................  60
     12.8.         Publicity.......................................................  63
     12.9.         Governing Law...................................................  63
     12.10.        Counterparts....................................................  63
     12.11.        Headings........................................................  63
     12.12.        Entire Agreement................................................  63
     12.13.        Third Parties...................................................  63
     12.14.        Further Cooperation.............................................  64

Exhibits
Exhibit 2.2    Form of Other Sellers Escrow Agreement

Exhibit 5.6    Financing Letters

Exhibit 8.9    Form of Noncompetition Agreement

Exhibit 8.13   Form of Dover Escrow Agreement

                          Sellers' Disclosure Letter
                          --------------------------

Section 2.2(a)       Sharing Percentage and Indemnity Percentage

Section 3.1          Corporate Organization

Section 3.3          Subsidiaries

Section 3.4(c)       Effect of Contemplated Transactions on Applicable Contracts

Section 3.5          Financial Statements

Section 3.8          Certain Changes

Section 3.9(a)       Title to Properties

Section 3.9(b)       Permitted Encumbrances

Section 3.10(a)      Condition of Plant and Equipment

Section 3.10(b)      Written Recommendations

Section 3.11(a)      Intellectual Property Assets

Section 3.11(b)      Marks, Patents or Copyrights

Section 3.12(a)      Material Contracts

Section 3.12(b)      Exceptions to 3.12(a)

Section 3.12(c)      Compliance with Material Contracts

Section 3.13(a)(i)   Residential Commercial Customers

Section 3.13(a)(ii)  Posted Prices for Operating Divisions

Section 3.13(a)(iii) Propane Customers

Section 3.13(a)(iv)  Customers account Gains/Losses

Section 3.13(a)(v)   Wholesale Customers

Section 3.13(a)(vi)  Bid/COD/Other Customers

Section 3.13(a)(vii) Service Revenues

Section 3.13(b)(i)   Home Heating Oil Sales by Gallon

Section 3.13(b)(ii)  Home Heating Oil Sales to Fixed Price and Capped Customers

Section 3.13(c)      Security Alarm Business

Section 3.13(d)      Fixed Price Customers and Capped Price Customers

Schedule 3.13(e)     Bid Customer Agreements

Section 3.13(f)      Agreements with Cooperatives

Section 3.13(g)      Large Customer Purchases

Section 3.13(i)      Customer Accommodations

Section 3.13(j)      Aging of Accounts Receivable

Section 3.13(k)      Acquisitions

Section 3.14(a)      Insurance

Section 3.14(b)      Adequacy of Insurance

Section 3.14(c)      Recommendations

Section 3.15         Labor Matters

Section 3.16(a)      Employee Benefits

Section 3.16(b)      Defined Benefit Plans

Section 3.16(h)      Pending DOL/IRS/PBGC Proceedings

Section 3.16(i)      Severance Arrangements

Section 3.17(a)      Legal Proceedings

Section 3.17(b)      Orders

Section 3.19(a)      Legal Requirements

Section 3.19(b)      Governmental Authorizations

Section 3.20         Third-Party Consents

Section 3.21         Environmental

Section 3.21(c)      Privileged Environmental Materials

Section 3.21(e)      Environmental; Disposal of Material, etc.

Section 3.24         Personnel

Section 3.25         Taxes

Section 3.26         Relationship with Affiliates

Section 4.2(c)       Sellers Consents and Notices

Section 6.3(a)       Certain Employees

Section 9            Conduct of Business

                           EQUITY PURCHASE AGREEMENT
                           -------------------------

          EQUITY PURCHASE AGREEMENT ("Agreement") dated as of July 30, 2001, by and among Petro, Inc., a Delaware corporation ("Buyer"), the limited partners of Meenan Oil Co., L.P., a Delaware limited partnership ("Meenan Oil LP"), the stockholders of Meenan Oil Co., Inc., a Delaware corporation ("Meenan Oil Inc.") and the minority stockholders of Blueray Systems, Inc., a Delaware corporation ("Blueray"). Each such limited partner and stockholder is referred to individually as a "Seller" and collectively as the "Sellers".

          This Agreement sets forth the terms and conditions upon which Sellers will sell to Buyer, and Buyer will purchase from Sellers, the direct and indirect equity interests in Meenan Oil LP, Meenan Oil Inc. Blueray and Region Oil Plumbing, Heating and Cooling Inc., a New Jersey corporation ("Region Oil") (together the "Companies"). As used in this Agreement, capitalized terms have the meaning ascribed them in Article I of this Agreement or as otherwise set forth herein.

          In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   ---------


                                  DEFINITIONS
                                  -----------

          1.1. Definitions.  For all purposes of this Agreement, except as
               -----------
otherwise expressly provided or unless the context otherwise requires:

               (a) "Active Customer" means a Customer who has not terminated, nor with respect to whom the Principal Sellers have any Knowledge of such Customer's intention to terminate, its normal business relationship with the Companies and their Subsidiaries, and with respect to whom the Companies and their Subsidiaries have not cancelled and, based upon facts known to the Companies and the Principal Sellers, do not intend to cancel such relationship. A propane or home heating oil Customer is not active if it has not taken a delivery of #2 fuel oil or propane since July 1, 2000.

               (b) The term "Affiliate" has the meaning prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Exchange Act.

               (c) "Antitrust Division" has the meaning ascribed such term in
Section 5.9(a).

               (d) "Applicable Contract" means any Contract (i) under which the Companies and their Subsidiaries have any rights, (ii) under which the Companies and their Subsidiaries have or are subject to any obligation or liability or
(iii) by which the Companies and their Subsidiaries or any of the Assets are bound, including each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

               (e) "Assets" means all of the assets, property, goodwill and business of every kind, nature and description, real, personal or mixed, tangible or intangible, wherever situated, whether or not reflected on the Interim Balance Sheet, owned or leased by the Companies and their Subsidiaries, including, without limitation, all of the Intellectual Property Assets and all rights under Applicable Contracts constituting or held or used or useful in connection with, or related to, the Business.

               (f) "Bid" means that the Customer has the right to purchase home heating oil or propane for a stipulated period at a stated price or based upon a stated pricing formula, but does not include Fixed Price Customers or Capped Price Customers.

               (g) "Bid/COD/Other Customer" shall mean a Customer described in
Schedule 3.13(a)(vi) of Sellers' Disclosure Letter.

               (h) "Blueray" shall have the meaning ascribed such term in the Preamble.

               (i) "Bucks County Division" means all operations of the Companies and their Subsidiaries from locations situated in Bucks County, Pennsylvania.

               (j) "Business" shall mean the business conducted by the Companies and their Subsidiaries as of the date hereof.

               (k) "Capped Price Customers" means any Residential/Commercial Customer which has purchased heating oil from the Companies and their Subsidiaries pursuant to an agreement which requires the Companies and their Subsidiaries to sell either a specified quantity of home heating oil or home heating oil for a specified period to such Customers at a maximum price.

               (l) "Cash Amount" means $118,253,450.

               (m) "Closing" and "Closing Date" shall have the meaning ascribed to such term in Section 2.1.

               (n) "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

               (o) "Contemplated Transactions" means the transactions contemplated by this Agreement.

               (p) "Contract" means any agreement, contract, lease, license, sublicense, or other undertaking (whether written or oral and whether express or implied) that is legally binding.

               (q) "Copyrights" means all registered and unregistered copyrights in both published works and unpublished works (including those in computer software and databases), that are owned, licensed, used or held for use by the Companies and their Subsidiaries.

               (r) "Customer" means any Person who has been a customer of the Business since June 30, 2000.

               (s) "Damages" means any loss, liability, obligation, cost of mitigation, claim, damage, expense (including costs of investigation, defense and settlement and reasonable attorneys' fees), whether or not involving a third-party claim. In no event shall "Damages" include (i) special, indirect incidental, consequential or punitive damages of any kind or (ii) lost profits of Buyer following the Closing, however, this limitation is not intended to restrict or reduce any claim of Buyer that the Sellers misrepresented the financial results of the Companies and their Subsidiaries for any period prior to the Closing or the Buyer's ability to prove the damages resulting from such misrepresentation to the extent not based on lost profits of Buyer after Closing.

               (t) "Documents" means this Agreement, the Other Sellers Escrow Agreement, the Dover Escrow Agreement and the Noncompetition Agreements.

               (u) "Dover Escrow Agreement" means an escrow agreement substantially in the form of Exhibit 8.13.

               (v) "Dutchess County Division" means all operations of the Companies and their Subsidiaries from locations situated in Dutchess County, New York.

               (w) "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, whether arising by law, by agreement or otherwise, including (without limitation) in the case of real estate, real estate covenants, rights of way, easements, activity or use restrictions, encroachments, building use restrictions, variances, special use permits, or reservations.

               (x) "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and inland wetlands and water courses), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

               (y) "Environmental Compliance Liability" means any and all liabilities, costs and expenses arising under, or related to, compliance with any Environmental Laws applicable to the Facilities or the Business or operations or assets used in the Business, that would reasonably be expected to result in claims and/or demands under Environmental Laws and/or liabilities to third parties, including but not limited to, Governmental Bodies.

               (z) "Environmental Conditions" means all conditions with respect to soil, surface waters, groundwaters, ponds, stream sediment, air and similar environmental media and building materials, both on-site and off-site of the property owned and/or operated and/or occupied by the Companies or their Subsidiaries or any Predecessor at the Facilities, and all improvements thereto upon or in which the Business is now or was formerly operated that would reasonably be expected to require remedial action and/or that would reasonably be expected to result in claims and/or demands by and/or liabilities to third parties including, but not limited to, Governmental Bodies. This term shall expressly include on and off-site liabilities asserted under the Comprehensive Environmental Response Compensation and Liability Act, as amended, ("CERCLA") or analogous State or foreign statutes.

               (aa) "Environmental Laws" means all applicable Legal Requirements relating to pollution or protection of human health (as relating to Materials of Environmental Concern) or the Environment, including (without limitation), (i) emissions, discharges, releases or threatened releases of Materials of Environmental Concern, (ii) the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (iii) the preservation of the Environment or mitigation of adverse effects thereon, (iv) health and safety of employees, community right-to-know, hazard communication and noise concerns or (v) record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

               (bb) "Environmental Notice" means any summons, citation, directive, order, claim, pleading, proceeding, judgment, request for information, letter or any other written communication from the United States Environmental Protection Agency ("USEPA"), or any other federal, state or local agency or authority, or any other entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which would reasonably be expected to result in the Release of any Materials of Environmental Concern into the Environment or building material, or other violation or alleged violation of Environmental Laws.

               (cc) "Equity Interests" means, collectively, all of the limited partnership interests of Meenan Oil LP, all of the capital stock of Meenan Oil Inc. and the capital stock of Blueray held by the Sellers.

               (dd) "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

               (ee) "ERISA Affiliate" means any other Person that, together with Sellers, would be treated as a single employer under (S) 414 of the Code.

               (ff) "Estimated Long Term and Bank Debt" shall mean the estimated amount of Long-Term and Bank Debt as of the Closing Date set forth in a certificate dated as of the Closing Date from the Principal Sellers, subject to the approval of the Buyer which shall not be unreasonably withheld.

               (gg) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (hh) "Excluded Assets" shall have the meaning ascribed such term in Section 2.4.

               (ii) "Facilities" means the facilities of the Companies and their Subsidiaries located at the Real Property, or any other real property currently or formerly owned and/or operated and/or leased by the Companies or their Subsidiaries or any Predecessor, and all improvements thereon.

               (jj) "Fixed Price Customer" means any Residential/Commercial Customer which has purchased or agreed to purchase in the future home heating oil from the Business pursuant to an agreement which requires the Business to sell a specified quantity of home heating oil or to sell home heating oil for a specified period of time, to such Residential/Commercial Customer at a fixed price and period of time.

               (kk) "FTC" shall have the meaning ascribed such term in Section 6.4(a).

               (ll) "GAAP" means generally accepted accounting principles as from time to time in effect.

               (mm) "Governmental Authorization" means any approval, consent, license, permit, order, consent order, consent decree, waiver or other authorization issued, granted, given or otherwise made available or applied for by or under the authority of any Governmental Body or pursuant to any Legal Requirement. As used herein, unless the context otherwise requires, the term "Governmental Authorization" refers only to Governmental Authorizations held by the Company or their Subsidiaries or otherwise applicable to the Business or any Facilities currently owned or operated by the Companies or their Subsidiaries.

               (nn) "Governmental Body" means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iv) multi-national organization or body or (v) federal, state, local, municipal, foreign or other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

               (oo) "Hardware" means any computer, modem, server, processing unit, communication equipment or connection, embedded chips and any other device or equipment of any kind and all parts and components thereto used in or on behalf of the Business that are owned by the Companies and their Subsidiaries, leased by the Companies and their Subsidiaries and/or used by the Companies and their Subsidiaries under a license.

               (pp) "Hold Back Account" means the bank account to be specified in writing by the Principal Sellers or any one of them.

               (qq) "Hold Back Amount" means $2,000,000.

               (rr) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act, as amended.

               (ss) "Indemnity Percentage" means for each Seller, the amount, shown as a percentage, calculated in accordance with Section 2.2(a) of Sellers' Disclosure Letter.

               (tt) "Intellectual Property Assets" means all Marks, Patents, Copyrights and Trade Secrets.

               (uu) "Interim Balance Sheet" has the meaning set forth in Section
3.5 of this Agreement.

               (vv) "Knowledge" means, in the case of an individual, such Person's actual knowledge, and in the case of the Principal Sellers, actual knowledge after discussion with the officer or employee of the Companies and their Subsidiaries who is primarily responsible for the applicable subject and failing such discussion, the actual knowledge of such officer or employee. A Person (other than an individual) will be deemed to have the actual knowledge of any officer, director or general partner of such Person.

               (ww) "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, consent order, judgment, injunction, constitution, law, ordinance, regulation, statute or treaty. As used herein, unless the context otherwise requires, the term "Legal Requirement" refers only to any Legal Requirement applicable to the Companies and their Subsidiaries, the Business and any Facilities currently owned and operated by the Companies or their Subsidiaries.

               (xx) "Long Island Division" means all operations of the Companies and their Subsidiaries from locations situated in Nassau and Suffolk Counties, New York.

               (yy) "Long-Term and Bank Debt" means long-term indebtedness of the Companies and their Subsidiaries for borrowed money and, without duplication, the short-term indebtedness of the Companies and their Subsidiaries to banking institutions (expressly excluding, in each case, trade payables and other current liabilities and liabilities with respect to the group pension plan of Meenan Oil LP) and other long-term liabilities required to be shown on a balance sheet in accordance with GAAP.

               (zz) "Marks" means the name "Meenan Oil" and all fictional business names, tradenames, registered and unregistered federal and state trademarks, service marks, slogans, trade dress, logos and all applications to register the same, domestic and foreign, that are owned, licensed, used or held for use by the Companies and their Subsidiaries.

               (aaa) "Material Adverse Effect" means any occurrence, circumstance or condition (excluding general economic trends or conditions and trends or conditions affecting the industry in which the Companies and their Subsidiaries operate) which individually or in the aggregate, together with all other occurrences, circumstances and conditions, has resulted in, or is reasonably likely to result in, a material adverse effect on the results of operations or financial condition of the Companies and their Subsidiaries taken as a whole.

               (bbb) "Material Contracts" means the Contracts identified or required to be identified in Section 3.12(a) of Sellers' Disclosure Letter.

               (ccc) "Materials of Environmental Concern" means, to the extent regulated under any Environmental Laws, any petroleum or fraction thereof, petroleum product, petroleum by-product, fuel oil, waste oil, explosive, reactive material, ignitable material, corrosive material, hazardous chemical, hazardous waste, hazardous substance, extremely hazardous substance, toxic substance, toxic chemical, radioactive material, medical waste, biomedical waste, infectious material, pollutant, toxic pollutant, herbicide, fungicide, rodenticide, insecticide, contaminant or pesticide and including, but not limited to, any other element, compound, mixture, solution or substance which poses a present or potential hazard to human health or the environment.

               (ddd) "Meenan Oil Inc." shall have the meaning ascribed to such term in the Preamble.

               (eee) "Meenan Oil LP" shall have the meaning ascribed to such term in the Preamble.

               (fff) "Net Dollar Sales" means gross sales less all allowances, rebates, discounts, taxes and other credits, other than oil coupons.

               (ggg) "Net Working Capital" means the excess of (i) current assets excluding intercompany receivables, plus the long term portion of all outstanding notes receivables, installment receivables and investments held in escrow related to the acquisition of

Dickman-Sargeant Fuel Corp., over (ii) current liabilities excluding intercompany payables and excluding the short term indebtedness of the Companies and their Subsidiaries to banking institutions to the extent it is included in the calculation of Long Term and Bank Debt, (i) and (ii) as calculated in accordance with GAAP (excluding any assets or liabilities created by the implementation of SFAS No. 133 as long as all transactions included therein are entered into in the Ordinary Course of Business).

               (hhh) "New Jersey Division" means all operations of the Companies and their Subsidiaries from locations in the State of New Jersey.

               (iii) "Noncompetition Agreement" shall have the meaning ascribed to such term in Section 8.9.

               (jjj) "Operating Divisions" individually refers to each of the Bucks County Division, the Dutchess County Division, the Long Island Division, the New Jersey Division, the Orange County Division, the Philadelphia Division and the Westchester/Putnam Division and collectively to all of them.

               (kkk) "Orange County Division" means all operations of the Companies and their Subsidiaries from locations situated in Orange County, New York.

               (lll) "Order" means any award, decision, decree, injunction, judgment, order, consent order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

               (mmm) "Ordinary Course of Business" means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person consistent with the past practices of such Person.

               (nnn) "Organizational Documents" means each of the following as currently in effect, as applicable: (i) the charter, memorandum, articles or certificate of incorporation and the by-laws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership,
(iii) the limited partnership agreement and the certificate of limited partnership or formation of a limited partnership, (iv) the certificate of formation or articles of organization and operating agreement of a limited liability company, (v) any similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

               (ooo) "Other Sellers" means all Sellers other than the Principal Sellers.

               (ppp) "Other Sellers Escrow Agreement" means an escrow agreement substantially in the form of Exhibit 2.2 hereto.

               (qqq) "Other Sellers Escrow Amount" shall have the meaning ascribed such term in Section 2.2.

               (rrr) "Patents" means all patents, patent applications, provisional patent applications, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, invention registrations, patentable invention disclosures and inventions and discoveries that may be patentable, domestic and foreign, that are owned, licensed, used or held for use by the Companies and their Subsidiaries.

               (sss)  "Per Diem Adjustment" means an amount equal to the sum of
(1) the product of (x) $55,945 multiplied by (y) the number of days that the Closing is delayed beyond June 30, 2001 through September 30, 2001 (such product, the "Delay Payment") and (2) an amount equal to interest on the sum of
              -------------
the Cash Amount and the Delay Payment (as calculated from time to time), accruing daily at a rate per annum of 8% for each day that the Closing is delayed beyond July 31, 2001.

               (ttt)  "Permitted Encumbrances" means (i) matters set forth in
Section 3.9(b) of Sellers' Disclosure Letter; (ii) as disclosed in the Financial Statements described in Section 3.5; (iii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings; (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not more than 30 days past due or are being contested in good faith; (v) liens or title-retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; and (vi) with respect to real property, (A) easements, licenses, covenants, rights-of-way and other similar restrictions, including, without limitation, any other agreements or restrictions which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey, title report or physical inspection and (C) zoning, building and other similar restrictions, so long as the matters referred to in (A) or (B) or (C) neither individually nor in the aggregate, render the title of such real property unmarketable or prevent the use of such real property substantially as currently used or materially reduce its value.

               (uuu) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

               (vvv) "Philadelphia Division" means all operations of the Companies and their Subsidiaries from locations situated in and around Philadelphia, Pennsylvania.

               (www) "Plans" means each (i) deferred compensation, bonus, incentive compensation, stock purchase, stock option and other equity compensation plan, program, Contract or arrangement, (ii) severance or termination pay, medical, surgical, hospitalization, life or group insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA), (iii) profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), (iv) multi-employer plan (within the meaning of Section 3(37) of ERISA), (v) employment, termination or severance Contract and (vi) other employee benefit plan, fund, program, Contract or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any of the Companies and their Subsidiaries or by any ERISA Affiliate, or to which any of the Companies and their Subsidiaries or an ERISA Affiliate is party, for the benefit of any employee, former employee, retiree, consultant, officer or director of any of the Companies and their Subsidiaries or an ERISA Affiliate (the "Employees").

               (xxx) "Predecessor" means any Person which was merged into any of the Companies and their Subsidiaries or which transferred all or substantially all of its assets to any of the Companies and their Subsidiaries.

               (yyy) "Principal Sellers" means Stanley R. Orczyk and Paul A. Vermylen, Jr.

               (zzz) "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator, and any appeal of any such Proceeding.

               (aaaa) "Real Property" means the operating locations of the Business owned by any of the Companies and their Subsidiaries.

               (bbbb) "Regional Divisions" shall have the meaning ascribed such term in Section 3.13(b)(ii).

               (cccc) "Region Oil" shall have the meaning ascribed such term in the Preamble.

               (dddd) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping, or as otherwise defined under Environmental Laws. This term shall be interpreted to include the present, past and future tense, as appropriate.

               (eeee) "Representative" means, with respect to any Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

               (ffff) "Residential/Commercial Customer" shall mean Customers described in Section 3.13(a)(i) of the Sellers' Disclosure Letter.

               (gggg) "Security Alarm Business" means the operations of the Companies and their Subsidiaries relating to the sale, installation, maintenance and monitoring of home security systems.

               (hhhh) "Sellers' Disclosure Letter" means the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, as amended pursuant to Section 12.6(b).

               (iiii) "Sharing Percentage" means, for each Seller, the amount, shown as a percentage, calculated in accordance with Section 2.2(a) of Sellers' Disclosure Letter.

               (jjjj) "Software" means any code, both in source and object form, including all interfaces, navigational devices, menus, menu structures or arrangements, icons and other instructions directing Hardware to perform a function, including computer software programs, databases and all documentation relating thereto, that are owned by the Companies or their Subsidiaries and/or used by the Companies or their Subsidiaries.

               (kkkk) "Subsidiary" means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

               (llll) "Tax" means any federal, state, local or foreign income tax; gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum or estimated tax; or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

               (mmmm) "Tax Audit" means any audit or assessment of Taxes or other examination by any Governmental Body or Proceeding relating to Taxes.

               (nnnn) "Tax Return" means any return (including any information or amended return), report, statement, schedule, notice, form or other document or information filed with, delivered or submitted to, or required to be filed with, delivered or submitted to, any Governmental Body or Person in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

               (oooo) "Threatened" means, with respect to any claim, Proceeding, dispute or action threatened against a Person, that a demand has been made (orally with specificity or in writing) or a notice has been given (orally with specificity or in writing), in respect thereof, which in any event would lead a reasonable person to believe that a claim, Proceeding, dispute or action had been threatened.

               (pppp)  "Title IV Plan" means each Plan that is subject to
Section 302 or Title IV of ERISA or Section 412 of the Code.

               (qqqq) "Trade Secrets" means all technology, know-how, trade secrets, confidential information, proprietary processes and formulas, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints owned, used, held for use or licensed by the Companies and their Subsidiaries as licensees or licensors in or on behalf of the Business.

               (rrrr) "Transfer Taxes" means all sales (including, without limitation, bulk sales), use, transfer, stamp, recording, ad valorem and other similar Taxes and fees.

               (ssss) "Unknown Liabilities" means each and every liability or obligation of the Companies and their Subsidiaries (whether known or unknown and whether accrued or contingent) arising out of any event, occurrence or condition prior to the Closing, but only to the extent such liability or obligation (A) is attributable to the period prior to the Closing Date and (B) is not (i) included in the Post-Closing Long-Term Debt Calculation or Post-Closing Net Working Capital Calculation, (ii) disclosed in the representations and warranties of the Sellers, the Schedules hereto or Sellers' Disclosure Letter, (iii) any deductibles or self-insured retentions relating to Claims covered by insurance policies of the Companies and their Subsidiaries in effect immediately prior to the Closing and (iv) related to Environmental Laws, Environmental Compliance Liability or Environmental Conditions.

               (tttt) "Variable Price Customer" means a Residential/Commercial Customer which is not a Fixed Price Customer or a Capped Price Customer.

               (uuuu) "Westchester/Putnam Division" means all operations of the Companies and their Subsidiaries from locations situated in Westchester and Putnam Counties, New York.

               (vvvv)  "Wholesale Customer" shall mean a Customer described in
Section 3.13(a)(v) of the Sellers' Disclosure Letter.

                                   ARTICLE II

                      SALE AND TRANSFER OF ASSETS; CLOSING
                      ------------------------------------

          2.1. Closing.  Subject to the terms and conditions of this Agreement,
               -------
the closing of the purchase and sale of the Equity Interests will be held on a date within five business days after satisfaction or waiver of the conditions to closing set forth in Articles VII and VIII (the "Closing" or "Closing Date"), at the offices of Phillips Nizer Benjamin Krim & Ballon LLP,

666 Fifth Avenue, New York, New York 10103, or at another location mutually agreed upon by the parties hereto.

          2.2. Purchase Price.  At the Closing, the Buyer will purchase and
               --------------
accept from Sellers, and the Sellers will sell, assign, transfer and deliver, free and clear of all Encumbrances, the Equity Interests to Buyer. The aggregate purchase price (the "Purchase Price") for the Equity Interests to be acquired from Sellers will be the Cash Amount plus the Per Diem Adjustment (subject to adjustment pursuant to Section 2.3). At Closing, Buyer shall pay:
(i) to the Principal Sellers (to be apportioned amongst such Principal Sellers pro rata in accordance with each Principal Seller's Sharing Percentage) an amount of cash equal to the sum of the Principal Sellers' Sharing Percentage of
(A) the Purchase Price, minus (B) the Hold Back Amount, minus (C) the amount of
                        -----                           -----
Estimated Long Term and Bank Debt minus (D) $200,000; (ii) to the Other Sellers
                                  -----
(to be apportioned amongst such Other Sellers pro rata in accordance with each such Other Seller's Sharing Percentage) an amount of cash equal to the sum of
(x) the Other Sellers' Sharing Percentage of (A) the Purchase Price, minus (B)
                                                                     -----
the Hold Back Amount, minus (C) the amount of Estimated Long Term and Bank Debt,
                      -----
minus (D) $200,000 less (y) the Other Sellers Escrow Amount (as defined below);
-----
(iii) to the Other Sellers Escrow Agent to be held in escrow, subject to the terms of this Agreement and the Other Sellers Escrow Agreement, an amount of cash equal to $4,179,136 (the "Other Sellers Escrow Amount"); (iv) to the Hold Back Account, the Hold Back Amount; and (v) to the escrow agent under the Dover Escrow Agreement to be held in escrow, subject to the terms of this Agreement and the Dover Escrow Agreement, an amount of cash equal to $200,000.

          2.3. Adjustments to Purchase Price.
               -----------------------------

               (a) The Purchase Price for the Equity Interests has been agreed upon based upon the assumptions (i) that the Net Working Capital of the Companies and their Subsidiaries as of the Closing Date will be $-0- and (ii) the Long-Term and Bank Debt as of the Closing Date will be equal to the Estimated Long Term and Bank Debt.

               (b) Sellers shall engage KPMG LLP ("KPMG") to prepare a calculation of Net Working Capital and the Long-Term and Bank Debt, in each case as of the Closing Date ("Post-Closing Net Working Capital Calculation" and the "Post-Closing Long-Term and Bank Debt Calculation," respectively). The cost of the accountants shall be paid by

Sellers for their own account or by the Companies and their Subsidiaries. Buyer and its Representatives shall be permitted to communicate with KPMG personnel and observe all aspects of their work with respect to the conduct of their engagement. In the event the Net Working Capital as of the Closing Date is (i) less than $-0-, the Purchase Price shall be decreased by $1.00 for each $1.00 the Net Working Capital (as reflected in the Post-Closing Net Working Capital Calculation) is less than $-0- or (ii) greater than $-0-, the Purchase Price shall be increased by $1.00 for each $1.00 the Net Working Capital (as reflected in the Post-Closing Net Working Capital Calculation) is greater than $-0-. In the event the Long-Term and Bank Debt is (i) greater than the Estimated Long Term and Bank Debt, the Purchase Price shall be decreased by $1.00 for each $1.00 the Long-Term and Bank Debt (as reflected in the Post-Closing Long-Term and Bank Debt Calculation) is greater than the Estimated Long Term and Bank Debt or (ii) less than the Estimated Long Term and Bank Debt, the Purchase Price shall be increased by $1.00 for each $1.00 the Long-Term Debt (as reflected in the Post-Closing Long-Term Debt Calculation) is less than the Estimated Long Term and Bank Debt.

               (c) The engagement letter with KPMG shall provide that such firm shall deliver to Buyer and Sellers (i) the Post-Closing Net Working Capital Calculation and the Post-Closing Long-Term Debt Calculation, each of which shall state that such calculations have been prepared in accordance with the definitions of Net Working Capital and Long Term and Bank Debt and (ii) a closing certificate ("Post-Closing Certificate") showing the calculation of the adjustment to the purchase price ("Post-Closing Adjustment"). A copy of the Post-Closing Net Working Capital Calculation, Post-Closing Long-Term Debt Calculation and the Post-Closing Certificate (collectively, "Post-Closing Documents") shall be delivered to the Buyer and Sellers Representatives each as soon as practicable after the calculation thereof. Unless Buyer or Sellers Representatives within ten (10) days after receipt of the copy of the Post-Closing Documents notifies such other parties of any disagreement with the Post-Closing Adjustment and such disagreement reflects a difference in excess of $50,000, the Post-Closing Documents shall be final and shall be accepted by and be binding upon both Buyer and each of the Sellers. If any party so notifies such other party of any such disagreement in an amount in excess of $50,000 within such 10-day period and such disagreement cannot be amicably resolved within an additional period of thirty (30) days, the disagreement as to the Post-Closing Adjustment shall be submitted for final determination to a big-five accounting firm selected by the Buyer and Sellers Representatives ("Appeal Accountants"). Each party shall be bound by the determination of the

Appeal Accountants and the cost of such expenses shall be shared equally between Sellers (to be apportioned pro rata in accordance with each Seller's Sharing Percentage), on the one hand, and Buyer, on the other. The Appeal Accountants shall render their final determination with respect to the resolution of such disputes which shall be binding on the parties and deliver copies thereof to Buyer and Sellers.

               (d) If the Post-Closing Adjustment changes the Purchase Price, the increase, if any, shall be paid by Buyer or the decrease, if any, shall be paid by Sellers (to be apportioned pro rata in accordance with each Seller's Sharing Percentage), within five (5) days after such final agreement or determination.

               (e) The Purchase Price shall be increased by the amount of any capital expenditures (whether treated as capital or other expense for accounting purposes) made by the Companies after August 14, 2001 in the Ordinary Course of Business.

          2.4. Excluded Assets.  Buyer and the Sellers acknowledge and agree
               ---------------
that the following assets of the Companies will be transferred or distributed by the Companies at or prior to Closing (collectively, the "Excluded Assets"):

               (a)  two Mercedes-Benz E320 sedans;
               (b)  one chair currently used by Stanley R. Orczyk;
               (c)  one Dell laptop computer; and
               (d)  one Acer personal computer.

The assets listed in 2.4 (a) - (d) are collectively referred to as the "Excluded Assets." The Excluded Assets and any related liabilities shall not be retained by the Companies and their Subsidiaries and shall be transferred on or before the Closing Date.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLERS
              ---------------------------------------------------

          Principal Sellers represent, covenant and warrant to Buyer, jointly and severally, as follows:

          3.1. Corporate Organization; Etc.  Each of the Companies is a limited
               ---------------------------
partnership or corporation, as the case may be, duly formed or organized, validly existing and in good standing under the laws of its state of formation or organization and has full corporate or limited partnership power and authority, as applicable, to carry on its business as it is now being conducted and to own the properties and assets it now owns. Each of the Companies is duly qualified or licensed to do business as a foreign corporation or limited partnership in good standing in the jurisdictions listed in Section 3.1 of Sellers' Disclosure Letter, which are all the jurisdictions where such qualification is required except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The copies of the Organizational Documents and all amendments thereto of the Companies and their Subsidiaries heretofore delivered to Buyer are complete and correct copies of such instruments as presently in effect.

          3.2. Capitalization of Companies.  Sellers own, either directly or
               ---------------------------
indirectly, in the aggregate all of the issued and outstanding partnership or other equity interests of Meenan Oil LP, Meenan Oil Inc. and Blueray and 90% of the equity interests of Region Oil, in each case free and clear of all Encumbrances, other than Encumbrances which will be extinguished on or prior to the Closing Date.

          3.3. Subsidiaries.  Except for the Companies or as set forth in
               ------------
Section 3.3 of Sellers' Disclosure Letter, the Companies do not have any Subsidiaries.

          3.4. No Conflict.  Neither the execution and delivery of this
               -----------
Agreement or any of the Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (a) contravene, conflict with or result in a violation of, or give any Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Companies or any of their Subsidiaries is subject;

               (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Companies and their Subsidiaries;

               (c) except as set forth in Section 3.4(c) of Sellers' Disclosure Letter, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; or

               (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except Permitted Encumbrances; except, in the case of clauses (a) through (c), for any contravention, violation, conflict, breach, default, charge or action which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

          3.5. Financial Statements.  The Principal Sellers have heretofore
               --------------------
delivered to Buyer and attached hereto as Section 3.5 of Sellers' Disclosure
Letter: (i) a consolidated balance sheet of Meenan Oil LP and its consolidated Subsidiaries as of June 30, for each of the years 1999 and 2000; and the related consolidated statements of income (loss) and partners' deficit, as applicable, and cash flows for each of the years then ended, together with the independent auditors' report of KPMG, (ii) an unaudited consolidated balance sheet of Meenan Oil LP and its consolidated Subsidiary as of March 31, 2001 (together with the balance sheets below in clauses (iii) and (iv), the "Interim Balance Sheet"), and unaudited statements of income (loss) and partners' deficit and cash flows for the nine (9) months then ended with comparable statements for the nine (9) months ended March 31, 2000 (the "Interim Financials"), (iii) an unaudited balance sheet of Meenan Oil Inc. as of March 31, 2001, (iv) an unaudited balance sheet of Blueray as of March 31, 2001 and (v) an unaudited balance sheet of Region Oil as of March 31, 2001 (all such financial statements, collectively the "Financial Statements"). Such balance sheets and the notes thereto fairly present in all material respects the consolidated financial condition of the Companies and their consolidated Subsidiaries as at the respective dates thereof, and such statements and accumulated earnings and cash flows and the notes thereto fairly present in all material respects the results of operations for the periods therein referred to, all in accordance with GAAP (except as disclosed in Section 3.5 of the Sellers' Disclosure Letter and subject, in the case of the Interim Financials, to normal year end adjustments).

          3.6. No Unknown Liabilities, Etc.  As of the date of the Interim
               ---------------------------
Balance Sheet, Meenan Oil L.P. and its consolidated Subsidiaries had no liability or obligation of any nature (absolute, accrued, contingent or otherwise) not otherwise disclosed herein which is not fully reflected or reserved against in the Interim Balance Sheet, which, in accordance with GAAP, should have been shown or reflected in the Interim Balance Sheet ("GAAP Liabilities"). There has been no material change in the assets (other than cash) or liabilities (other than tax liabilities calculated in accordance with GAAP) of Meenan Oil Inc. or Blueray since March 31, 2001.

          3.7.  Reserved.
                --------

          3.8.  Absence of Certain Changes.  Except as, and to the extent, set
                --------------------------
forth in Section 3.8 of Sellers' Disclosure Letter, since March 31, 2001, the Companies and their Subsidiaries have conducted the Business in the Ordinary Course of Business and there has not been a Material Adverse Effect on the Companies and their Subsidiaries, taken as a whole.

          3.9.  Title to Properties; Encumbrances.  Except as set forth in
                ---------------------------------
Section 3.9(a) of Sellers' Disclosure Letter, each of the Companies and their Subsidiaries has good title to, or in the case of assets held pursuant to a lease or a license, valid and binding leasehold interests or licenses in, the Assets (whether real, personal and mixed, tangible and intangible) which it purports to own including, without limitation, all the properties and assets reflected in the Interim Balance Sheet (except for accounts receivable collected, and properties and assets sold, since the date of the Interim Balance Sheet in the Ordinary Course of Business) and except as would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 3.9(b) of Sellers' Disclosure Letter, all such owned Assets are free and clear of all Encumbrances other than Permitted Encumbrances. The rights, properties and other Assets presently owned, leased or licensed by the Companies and their Subsidiaries and described elsewhere in this Agreement include all rights, properties and other Assets necessary to permit the Companies and their Subsidiaries to conduct the Business in all material respects in the same manner as conducted by the Companies and their Subsidiaries prior to the date hereof.

          3.10. Property, Plant and Equipment.
                -----------------------------

                (a) To the Knowledge of the Principal Sellers, except as set forth in Section 3.10(a) of the Sellers' Disclosure Letter, the property, plant and equipment of the Companies and their Subsidiaries are in reasonably good operating condition and repair (normal wear and tear excepted) and are reasonably adequate for the uses to which they are being put, and none of such equipment is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs. Except as set forth in Section 3.10(b) of Sellers' Disclosure Letter to the actual knowledge of Paul A. Vermylen, Jr., Stanley R. Orczyk, Daniel P. Donovan or Richard G. Oakley, from July 31, 2000 through the date hereof none of the Companies and their Subsidiaries has received any written recommendation from any consultants hired by the Companies or their Subsidiaries relating to modifications or improvements to, or replacement of, equipment, which modifications, improvements or replacements would cost more than $100,000.

           (b) To the Knowledge of the Principal Sellers, with respect to the propane tanks, bulk tanks and propane related equipment, contained in the Assets, (i) all propane tanks at customer locations were installed in compliance with the then effective edition of NFPA Pamphlet No. 58 in all material respects; (ii) all propane tanks are in safe and working order and are in substantial compliance with NFPA Pamphlet No. 58, 1995 Edition; (iii) all customer bulk storage tanks, including tanks installed on trucks and bulk plant storage tanks included in the Assets shall include proper data plates or tank identification (marked in accordance with Pamphlet NO. NFPA 58) and shall be rated for a working pressure of at least 200 pounds per square inch, determined in accordance with the standards of the American Society of Mechanical Engineers; and (iv) all of the cylinders shall be qualified for use in accordance with applicable state and federal department of transportation standards and regulatory requirements, except cylinders stored on the Real Estate not currently in use or awaiting disposal.

     3.11. Intellectual Property.
           ----------------------

           (a) Except as set forth in Section 3.11(a) of Sellers' Disclosure Letter, the Intellectual Property Assets and Software are all those necessary for the operation of the Business as it is currently conducted or as currently proposed to be conducted. The Companies and their Subsidiaries own or have the right to use, all of the material Intellectual Property Assets and Software, free and clear of all material Encumbrances (except Permitted Encumbrances and such other Encumbrances that will be extinguished on or prior to the Closing
Date). Except as set forth in Section 3.11(a) of Sellers' Disclosure Letter, the companies and their Subsidiaries are not obligated to make any material payment to any Person for the use or exploitation of the material Intellectual Property Assets and Software.

           (b) Section 3.11(b) of Sellers' Disclosure Letter contains a complete and accurate list of all material registrations and applications within the Marks, Patents and Copyrights. All such registrations and applications are currently unexpired and are not subject to any maintenance fees or actions falling due within ninety (90) days after the date of Closing. Except as disclosed on Section 3.11(b) of Sellers' Disclosure Letter, to the Knowledge of the

Principal Sellers, (i) no material Mark, Patent or Copyright is being infringed by a third party, and (ii) no Intellectual Property Assets are alleged to infringe any proprietary right of any other Person.

                (c) The Companies and their Subsidiaries have taken all commercially reasonable precautions to protect the secrecy of their material Trade Secrets. To the Knowledge of the Principal Sellers, the material Trade Secrets currently used by the Companies and their Subsidiaries have not been disclosed to any third party or misappropriated by any Person in a manner that would reasonably be expected to result in a Material Adverse Effect.

          3.12. Contracts; No Defaults.
                ----------------------

                (a) Section 3.12(a) of Sellers' Disclosure Letter contains a complete and accurate list of each of the following Contracts which shall be deemed Material Contracts for purposes of this Agreement:

                    (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Companies and their Subsidiaries in an amount or value in excess of $250,000 per year.

                    (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Companies and their Subsidiaries in an amount or value in excess of $250,000 per year.

                    (iii) each Applicable Contract relating to the borrowing of money other than institutional note placement agreement and credit agreement of the Companies and their Subsidiaries and other agreements with the holders of such indebtedness relating thereto;

                    (iv) each lease, rental or occupancy agreement, license, installment and conditional sales agreement and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements requiring expenditures of $25,000 or less for any single item in any year or aggregate payments of less than $50,000 over the term thereof, and with terms of less than three (3) years);

               (v) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

               (vi) each material joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Companies and their Subsidiaries with any other Person;

               (vii) each Applicable Contract containing covenants that in any way purport to restrict in any material respect the business activity of the Companies or their Subsidiaries (or any Affiliate thereof) or limit the freedom of the Companies and their Subsidiaries (or any Affiliate thereof) to engage in any line of business or to compete with any Person; and

               (viii) each other material Applicable Contract.

          (b) Except as set forth in Section 3.12(b) of Sellers' Disclosure Letter, to the Knowledge of the Principal Sellers, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by the general principles of equity.

          (c)  Except as set forth in Section 3.12(c) of Sellers' Disclosure
Letter:

               (i) each of the Companies and Subsidiaries is in material compliance in all material respects with all applicable terms and requirements of each Material Contract to which it is a party;

               (ii) to the Knowledge of the Principal Sellers, each other Person which is a party to any Material Contract, is in material compliance with all applicable terms and requirements of such Material Contract;

               (iii) no event has occurred and is continuing or circumstance exists on the part of the Companies and their Subsidiaries or, to the Knowledge of the Principal Sellers, on the part of any other party to a Material Contract, that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a material violation or breach of, or give any of the Companies or their Subsidiaries or any other Person the right to declare a default or exercise any material remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; and

                    (iv) to the Knowledge of the Principal Sellers, none of the Companies or their Subsidiaries has given to or received from any other Person, any notice or other communication (whether orally with specificity or written) which a reasonable person would understand as asserting any actual or alleged violation or breach of, or default under, any Material Contract.

               (d) To the Knowledge of the Principal Sellers, the Companies and their Subsidiaries are not currently renegotiating any material amounts paid or payable to the Companies or their Subsidiaries under current or completed Material Contracts with any Person.

               (e) The copies of the Material Contracts which have been delivered to Buyer are, except as redacted, true and correct copies of such Material Contracts as presently in effect.

         3.13. Operating Matters.
               -----------------

               (a)  (i)    Section 3.13(a)(i) of the Sellers' Disclosure Letter
sets forth as of March 31, 2001 for each of the Operating Divisions with respect to Residential/Commercial Customers receiving deliveries of home heating oil, the number of Active Customers, the number of customers on its automatic delivery system and the number of Active Customers which are Fixed Price Customers and Capped Price Customers.

                    (ii) Section 3.13(a)(ii) of the Sellers' Disclosure Letter sets forth the posted price for each Operating Division on the first day of each month for the 12 month period ending March 31, 2001.

                    (iii) Section 3.13(a)(iii) of the Sellers' Disclosure Letter sets forth as of March 31, 2001 and for the 12 months then ended for each of the Operating Divisions, with respect to Customers receiving deliveries of propane, the total gallons of propane sold, the Net Dollar Sales, the number of Active Customers and the number of Customers on its automatic delivery system.

                    (iv) Section 3.13(a)(iv) of the Sellers' Disclosure Letter sets forth certain information concerning account gain (loss) for the Customers by Operating Division.

                    (v) Section 3.13(a)(v) of the Sellers' Disclosure Letter sets forth for each Regional Division the volumes of home heating oil sold by the Companies and their Subsidiaries to Wholesale Customers in the 12 months ended March 31, 2001 together with associated Net Dollar Sales and Cost of Product and the number of Active Wholesale Customers on March 31, 2001.

                    (vi) Section 3.13(a)(vi) of the Sellers' Disclosure Letter sets forth for each Regional Division the volumes of home heating oil and other products sold by the Companies and their Subsidiaries to Bid/COD/Other Customers in the 12 months ended March 31, 2001 with associated Net Dollar Sales and Cost of Product and the number of Active Bid/COD/Other Customers on March 31, 2001.

                    (vii) Section 3.13(a)(vii) of the Sellers' Disclosure Letter sets forth for each of the Regional Divisions for the 12 months ended March 31, 2001, its Net Dollar Sales for service contracts, parts and labor and installations.

               (b)  (i)    Section 3.13(b)(i) of the Sellers' Disclosure Letter
sets forth the total gallons of home heating oil sold by each of the Operating Divisions for fiscal 1999, fiscal 2000 and for the 12 months period ended March 31, 2001.

                    (ii) Section 3.13(b)(ii) of the Sellers' Disclosure Letter sets forth (a) home heating oil volumes and Net Dollar Sales for gallons sold to Fixed Price Customers and Capped Price Customers (b) the home heating volumes and Net Dollar Sales for gallons sold to Variable Price Customers and (c) the Cost of Product, during the 12 month period ended March 31, 2001 for the Bucks County, Philadelphia and New Jersey Divisions (collectively the "Southern Division"), and the Dutchess County and Orange County Divisions (collectively the "Northern Division") and the Westchester/Putnam County and Long Island Divisions (the "Eastern Division" and, together with the Southern Division and the Northern Division, the "Regional Divisions" and individually a "Regional Division").

               (c) Section 3.13(c) of the Sellers' Disclosure Letter sets forth with respect to the Security Alarm Business certain operating data by Regional Division for the 12 months ended March 31, 2001.

               (d) Section 3.13(d) of the Sellers' Disclosure Letter sets forth for each of the Regional Divisions (i) the number of Fixed Priced Customers as of July 15, 2001, the number of gallons of home heating oil anticipated to be sold to such Fixed Price Customers per month and the anticipated weighted average fixed price of such gallons of home heating oil and (ii) the number of Capped Price Customers as of July 15, 2001 and the weighted average capped price and the number of gallons anticipated to be sold to such Customers. The Companies and their Subsidiaries have certain inventory and futures contracts relating to the gallons to be delivered to Fixed Price Customers and Capped Price Customers, a complete list of which, as of the date hereof, including gallons and cost over, is annexed as
Section 3.13(d) of the Sellers' Disclosure Letter.

               (e) Schedule 3.13(e) of the Sellers' Disclosure Letter lists all material agreements with Bid Customers over 50,000 gallons per annum.

               (f) Except as disclosed in Section 3.13(f) of Sellers' Disclosure Letter, the Companies and their Subsidiaries have no material agreements to sell home heating oil or propane to or through cooperatives, buying groups or other similar arrangements.

               (g) Section 3.13(g) of Sellers' Disclosure Letter, identifies Customers of the Companies and their Subsidiaries which purchased more than 25,000 gallons of home heating oil or propane during the period from July 1, 2000 to May 24, 2001 and such section sets forth the estimated number of gallons purchased and the current pricing arrangement.

               (h)  Reserved.

               (i) Section 3.13(i) of Sellers' Disclosure Letter contains certain information relating to material programs or policies of Companies or their Subsidiaries pursuant to which they provide discounts, free gallonage, free service, the extension of credit or other accommodations to customers based upon volume purchased, prompt payments, participation in budget programs, age attained or otherwise.

               (j) Section 3.13(j) of Sellers' Disclosure Letter contains an aging of the accounts receivable (totals only) for the Residential/Commercial Customers, the Bid/COD/Other Customers and the Wholesale Customers and the Customers of the Security Alarm Business for each of the Operating Divisions as of December 31, 2000, March 31, 2001 and June 30, 2001.

               (k) Section 3.13(k) of the Sellers' Disclosure Letter describes each of the acquisitions of another business made by the Companies and their Subsidiaries with respect to the Business since January 1, 1995, including the name of each such acquisition and the number of Customers acquired.

          3.14.  Insurance. Section 3.14(a) of Sellers' Disclosure Letter
                 ---------
contains an accurate and complete list of all policies and binders of fire, liability, workers' compensation, products liability and all material forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage) entered into since 1990 and currently maintained by the Companies and their Subsidiaries relating to the Business. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid or shall be paid in the Ordinary Course of Business, and no notice of cancellation or termination has been received with respect to any such policy. Except as set forth in Section 3.14(b) of the Sellers' Disclosure Letter, to the Knowledge of the Principal Sellers, such policies are reasonably adequate insurance coverage to insure against risks to which the Companies and their Subsidiaries are normally exposed, and will remain in full force and effect following the Closing with respect to pre-Closing occurrences.

                 To the actual knowledge of Stanley R. Orczyk, Paul Vermylen, Jr., Daniel P. Donovan or Richard G. Oakley, Section 3.14(c) of Sellers' Disclosure Letter sets forth all written recommendations received by the Companies and their Subsidiaries in the fifteen months prior to the date hereof from any insurance carrier regarding the manner in which the Companies and their Subsidiaries conduct the Business or recommending changes in relation thereto.

          3.15.  Labor Difficulties. Except to the extent set forth in Section
                 ------------------
3.15 of Sellers' Disclosure Letter, (a) to the Knowledge of the Principal Sellers, each of the Companies and their Subsidiaries is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) to the Knowledge of Principal Sellers there is no unfair labor practice complaint against any of the Companies or their Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Principal Sellers, Threatened against or affecting any of the Companies or their Subsidiaries; (d) no material grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreements to which any Company or Subsidiary is a party is pending and to the Knowledge of the Principal Sellers, no material claim therefor exists; (e) there is no collective bargaining agreement binding on Companies or their Subsidiaries; (f) none of the Companies or their Subsidiaries has experienced any material work stoppage or other organized labor difficulty or, to the Knowledge of the Principal Sellers, attempts to organize employees by organized labor in the past five (5) years and (g) there is no litigation pending between the Companies or their Subsidiaries and any employees nor to the Knowledge of Principal Sellers is any such litigation Threatened, except, in each case, such events that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

          3.16.  Employee Benefits.
                 -----------------

                 (a) Except as set forth in Section 3.16(a) of Sellers' Disclosure Letter, neither the Companies nor their Subsidiaries nor any of their ERISA Affiliates (i) sponsor, maintain or contribute to, or have in the past sponsored, maintained or contributed to, any material Plan, or (ii) have promised or are otherwise committed or required to sponsor, maintain, modify or contribute to any material Plan, except as may be required by applicable law or any collective bargaining agreement.

                 (b) Except as set forth in Section 3.16(b) of the Sellers' Disclosure Letter, no Plan is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA or is a defined benefit plan.

                 (c) With respect to each material Plan, the Principal Sellers have provided the Buyer with, or made available to Buyer, complete and correct copies of (i) each Plan, including all amendments thereto, (ii) the most recent summary plan description (if any) and all other documents pursuant to which the Plans are maintained, (iii) the most recent annual report (Form 5500 series) filed with the IRS (with attachments) and (iv) all IRS determination letters, rulings and opinions received by the Companies and their Subsidiaries, in respect of any applicable Plans.

                 (d) Except as would not individually or in the aggregate be reasonably expected to result in a Material Adverse Effect, with respect to each Plan which is subject to Title I of ERISA, neither the Companies nor their Subsidiaries nor any of their ERISA Affiliates have failed to comply with any of the applicable reporting, disclosure or other requirements of, and have been operated substantially in compliance with, ERISA and the Code. None of the

Plans or any trusts relating thereto have engaged in any transaction in connection with which the Companies or their Subsidiaries or any of their ERISA Affiliates or any "fiduciaries," as such term is defined in Section 3(21) of ERISA, of any Plans or related trusts are or would reasonably be expected to be subject to either a civil penalty or other liability under Section 502(i),
Section 406 or Section 409 of ERISA or a tax imposed by Section 4975 of the Code.

                 (e) With respect to each such Plan, a favorable determination letter has been received from the IRS as to its qualification under Section 401(a) of the Code (including the amendments to the Code made by the Tax Reform Act of 1986).

                 (f) Except as otherwise required by Section 4980B of the Code or Part 6 of Title I of ERISA, no Plans provide medical or life insurance benefits to current or future retirees or other former employees.

                 (g)  Reserved.

                 (h) Except as set forth in Section 3.16(h) of Sellers' Disclosure Letter, there is no pending or, to the Knowledge of the Principal Sellers, Threatened, Proceeding before the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or otherwise, against or involving any Plan (other than routine claims for benefits) and, to the Knowledge of Principal Sellers, there is no basis for, and Principal Sellers have no Knowledge of any facts that would reasonably be expected to give rise to, any such condition or Proceeding.

                 (i) Except as set forth in Section 3.16(i) of Sellers' Disclosure Letter, the consummation of the Contemplated Transactions will not, either alone or in combination with any other event expressly contemplated hereby or in the Documents; (i) entitle any current or former employee or officer of the Companies and their Subsidiaries or any ERISA Affiliate to severance pay, or any other payment, except as expressly provided in this Agreement; (ii) accelerate the time of payment or increase the amount of compensation due any such employee or officer; or (iii) otherwise give rise to a benefit that is reasonably expected to be treated as a parachute payment under
Section 280G of the Code.

          3.17.  Legal Proceedings; Orders.
                 -------------------------

                 (a) Except as set forth in Section 3.17(a) of Sellers' Disclosure Letter, there is no pending, or to the Knowledge of the Principal Sellers, Threatened, Proceeding:

                    (i) that is by or against the Companies or their Subsidiaries or, to the Knowledge of Principal Sellers, by or against any third party, that would reasonably be expected to have a Material Adverse Effect; or

                    (ii) by or against the Companies or their Subsidiaries that challenges, or that would have the effect of materially preventing, delaying, making illegal or otherwise materially interfering with, the Contemplated Transactions.

               (b) Except as set forth in Section 3.17(b) of Sellers' Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect:

                    (i) Sellers are not subject to any Order that relates to the Business or the Assets, taken as a whole;

                    (ii) To the Knowledge of the Principal Sellers, the Companies and their Subsidiaries are in full compliance in all material respects with all of the terms and requirements of each Order to which it is subject;

                    (iii) The Companies and their Subsidiaries have not received any notice or other communication (written or orally with specificity) from any other Person which a reasonable person would understand as asserting any actual or alleged material violation of, or material failure to comply with, any term or requirement of any Order to which Sellers, the Business or any of the Assets, is subject.

         3.18. No Condemnation or Expropriation. Neither the whole nor any
               --------------------------------
portion of the Real Property, the leaseholds or any other material assets of the Companies and their Subsidiaries are subject to any Order to be sold or are being condemned, expropriated or otherwise taken by any Governmental Body with or without payment of compensation therefor, nor, to the Knowledge of Principal Sellers, has any such condemnation, expropriation or taking been Threatened.

         3.19. Legal Requirements; Governmental Authorizations.
               -----------------------------------------------

               (a) Except as set forth in Section 3.19(a) of Sellers' Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect:

                    (i) To the Knowledge of the Principal Sellers, the Companies and their Subsidiaries are in compliance in all material respects with all applicable Legal Requirements;

                    (ii) To the Knowledge of the Principal Sellers, no event has occurred nor does there exist any circumstance that (with or without notice or lapse of time) (A) would reasonably be expected to constitute or result in a material violation by the Companies and their Subsidiaries of, or a material failure on the part of the Companies and their Subsidiaries to comply with, any Legal Requirement; and

                    (iii) The Companies and their Subsidiaries have received no notice or other communication (whether written or orally with specificity) from any Person which a reasonable person would understand as asserting any actual or alleged material violation of, or material failure to comply with, any Legal Requirement.

               (b) The material Governmental Authorizations held by the Company and their Subsidiaries (the "Designated Governmental Authorizations") constitute all of the Governmental Authorizations necessary to permit the Companies and their Subsidiaries to lawfully conduct and operate in all material respects the Business in the manner they currently conduct and operate the Business. Except as set forth in Section 3.19(b) of Sellers' Disclosure Letter, to the Knowledge of the Principal Sellers, the Companies and their Subsidiaries are in compliance in all material respects with all of the terms and requirements of each Designated Governmental Authorization and no appeal or action is pending or, to the Knowledge of the Principal Sellers, Threatened to revoke any such Designated Governmental Authorization.

         3.20. Material Consents. Section 3.20 of Sellers' Disclosure Letter
               -----------------
sets forth and identifies all material consents, assignments, releases, waivers and approvals required of any Person (except to the extent described in Section 4.2(c)), including the name of the party necessary to the consummation of the Contemplated Transactions by the Sellers.

         3.21. Environmental Matters. Except as set forth in Section 3.21 of the
               ---------------------
Sellers' Disclosure Letter or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

               (a) The Companies and their Subsidiaries are in compliance in all material respects with all Environmental Laws including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any Governmental Authorization.

               (b) The Principal Sellers have provided to Buyer all material assessments, reports, data, results of investigations or audits and other information that are in the possession of the Companies and their Subsidiaries or reasonably available to the Principal Sellers regarding environmental matters pertaining to any Environmental Conditions related to the Facilities or the Companies and their Subsidiaries, or Environmental Compliance Liability or other compliance (or noncompliance) by the Companies and their Subsidiaries with respect to any Environmental Laws; however, certain materials deemed to be privileged, and that have not been delivered, have been separately identified on
Section 3.21(c) of the Sellers' Disclosure Letter.

               (c) There is no Proceeding pending or to the Knowledge of Principal Sellers Threatened, alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence or Release of any Material of Environmental Concern at any Facility or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, that in either case is pending or Threatened against Companies and their Subsidiaries or to the Knowledge of the Principal Sellers against any Predecessor whose potential liability for any Environmental Condition or Environmental Compliance Liability the Companies and their Subsidiaries have retained or assumed either contractually or by operation of law.

               (d) To the Knowledge of Principal Sellers, there are no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Materials of Environmental Concern at any Facility that would reasonably be expected to result in Environmental Conditions or form the basis of any Environmental Compliance Liability or any Proceeding against the Companies and their Subsidiaries or against any Predecessor.

               (e) Without in any way limiting the generality of the foregoing, to the Knowledge of the Principal Sellers (i) all on-site and off-site locations where the Companies and their Subsidiaries or any Predecessor have stored, disposed or arranged for the disposal of

Materials of Environmental Concern are identified in Section 3.21(e) of Sellers' Disclosure Letter; (ii) all underground storage tanks and above ground storage tanks owned or operated by the Companies and their Subsidiaries, and the capacity and contents of such tanks, located on any property owned, leased or operated by the Companies and their Subsidiaries are identified in Section 3.21(e) of Sellers' Disclosure Letter; (iii) except as set forth in Section 3.21(e) of Sellers' Disclosure Letter, there is no friable asbestos contained in or forming part of any building, building component, structure or office space owned, leased, operated or controlled by the Companies and their Subsidiaries or the Business; and (iv) except as set forth in Section 3.21(e) of Sellers' Disclosure Letter, no PCBs or PCB-containing items are used or stored at any property owned, leased, operated or controlled by the Companies and their Subsidiaries.

               (f) The Companies and their Subsidiaries have not received any Environmental Notice that alleges that the Companies and their Subsidiaries or any Predecessor are in violation of any Environmental Laws and, to the Knowledge of Principal Sellers, there are no circumstances that would reasonably be expected to give rise to such violation. The Companies and their Subsidiaries have not received any Environmental Notice from any Governmental Body or private or public entity advising it that it is responsible for or potentially responsible for Damages or Environmental Conditions or Environmental Compliance Liability with respect to any Facility and no legally binding agreements have been entered into concerning such Damages or Environmental Conditions or Environmental Compliance Liability. No Facility is on any federal, state or local list of hazardous sites, such as the Environmental Protection Agency's Comprehensive Response, Compensation and Liability Information System List.

               (g) The Companies and their Subsidiaries are not subject to any Environmental Laws requiring (i) the performance of a site assessment for Materials of Environmental Concern or an audit for any potential Environmental Compliance Liability, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to or receiving the approval of any Governmental Body, (iv) the recording or delivery of any disclosure document or statement pertaining to environmental matters regarding each of the foregoing by virtue of the Contemplated Transactions or as a condition to the effectiveness of any Contemplated Transactions or (v) corrective or other remedial measures pursuant to Environmental Laws.

         3.22. No Other Agreements. Other than Permitted Encumbrances and
               -------------------
Encumbrances set forth in Section 3.8(a) of Sellers' Disclosure Letter, Sellers have no commitment or legal obligation, absolute or contingent, to any other Person or firm to sell or effect a sale of any of the Equity Interests.

         3.23. Brokers and Finders. Sellers have employed no brokers in
               -------------------
connection with the Contemplated Transactions.

         3.24. Personnel. (a) Section 3.24 of Sellers' Disclosure Letter sets
               ---------
forth separately with respect to each Operating Division a true and complete list of:

                    (i) Each office, sales, supervisory and managerial personnel whose total compensation as reported on his Form W-2 exceeds $50,000 in 2000 or $25,000 for the six months ended June 30, 2001; and

                    (ii) subcontractors who were paid more than $25,000 by an Operating Division during the 12 months ended June 30, 2001 and the amounts paid and payable to each such subcontractor.

               (b) Except as set forth in Section 3.24 of the Sellers' Disclosure Letter, the Companies and their Subsidiaries have not granted or committed to make any increase in the compensation of any employees (including any such increase pursuant to any bonus, profit sharing or other plan or commitment) or make any bonus, severance, termination or similar payments or to establish or amend any employee retirement or benefit plan or program.

         3.25. Taxes. Except as set forth in Schedule 3.25 of Sellers'
               -----
Disclosure Letter:

               (a) Each of the Companies and their Subsidiaries has timely filed or caused to be timely filed all Tax Returns that are or were required to be filed by it on or prior to the date hereof, either separately or as a member of a group of entities, pursuant to applicable Legal Requirements. All such Tax Returns are complete and correct in all material respects.

               (b) Each of the Companies and their Subsidiaries has paid or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) an adequate accrual in accordance with GAAP for the payment of all Taxes shown on the Tax Returns required to be filed prior to or on the date hereof.

               (c) There are no Encumbrances for Taxes upon any property or assets of the Companies or their Subsidiaries, except for Permitted Encumbrances for Taxes not yet due and for which adequate reserves have been established in accordance with GAAP.

               (d) No Tax Audit is pending with regard to any Taxes or Tax Returns of the Companies or their Subsidiaries as of the date hereof and, to the Knowledge of Principal Sellers, no Tax Audit is Threatened.

               (e) There are no outstanding requests, Contracts, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Companies or their Subsidiaries as of the date hereof, and no power of attorney granted by the Companies or their Subsidiaries with respect to any Taxes is currently in force.

               (f) The Companies and their Subsidiaries are not bound by nor are they party to any Contract providing for the allocation, indemnification, or sharing of Taxes as of the date hereof.

               (g) None of the Companies or their Subsidiaries (i) has been a member of an "affiliated group" (within the meaning of the Code) filing a consolidated Federal tax return (other than a group the common parent of which was the Company) or (ii) has any material liability for any Tax of any Person under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

               (h) None of the Companies or any of their Subsidiaries has any Tax liability relating to any period prior to the date hereof, except those Tax liabilities included as liabilities on the Interim Balance Sheet and tax liabilities accrued in the Ordinary Course of Business since the date of the Interim Balance Sheet.

               (i) Meenan Oil Inc. is and has been a validly electing "S" corporation within the meaning of Code sections of Sections 1361 and 1362 for more than ten years.

               (j) None of the Companies or their Subsidiaries has in the past ten years (A) acquired assets from another corporation in a transaction in which their tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor or (B) acquired any stock of any corporation which is a qualified subchapter S subsidiary.

         3.26. Relationships With Related Persons. Except as set forth in
               ----------------------------------
Section 3.26 of Sellers' Disclosure Letter, and except through or related to its ownership, directly or indirectly, of the Equity Interests, neither the Principal Sellers nor any Affiliate of a Principal Seller (other than the Companies) has any outstanding Contract with the Companies or their Subsidiaries.

                                  ARTICLE IV

               FURTHER REPRESENTATIONS AND WARRANTIES OF SELLERS
               -------------------------------------------------

         Each Seller, severally and not jointly, represents and warrants to Buyer as follows:

         4.1.  Title. Such Seller owns, either directly or indirectly, (x) the
               -----
limited partnership interests of Meenan Oil LP it purports to transfer hereby and (y) the capital stock of Meenan Oil Inc., and/or Blueray, it purports to transfer hereby, in each case free and clear of all Encumbrances (other than Encumbrances that will be extinguished on or prior to the Closing Date).

         4.2.  Authority; No Conflict.
               ----------------------

               (a) This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity. Upon the execution and delivery by it of the Documents to which such Seller is a party and the execution and delivery thereof by each other party thereto, such Documents will constitute the legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity. Such Seller has the power, authority and capacity to execute and deliver this Agreement and the Documents to which it is a party and to perform its respective obligations under this Agreement and such Documents.

               (b) Neither the execution and delivery of this Agreement or any of the Documents to which such Seller is a party, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which such Seller is subject; or

                    (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by such Seller;

except for any such contravention, conflict or violation which would not reasonably be expected to make illegal or materially delay or impair the consummation of the Contemplated Transactions.

               (c) Except as set forth in Section 4.2(c) of Sellers' Disclosure Letter, such Seller is not and will not be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any of the Documents to which such Seller is a party or the consummation or performance of any of the Contemplated Transactions, except where the failure to give any such notice or obtain any consent would not reasonably be expected to make illegal or materially delay or impair the consummation of the Contemplated Transactions.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

         Buyer represents, warrants and covenants to Sellers as follows:

         5.1.  Buyer Organization; Etc. Buyer is a corporation duly organized,
               -----------------------
validly existing and in good standing under the laws of the state of Delaware and has full power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns. As of the Closing, the Buyer will be authorized to do business in all jurisdictions where qualification shall become necessary as a result of the Contemplated Transactions.

         5.2.  Authority; No Conflict.
               ----------------------

               (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity. Upon the execution and delivery by it of the Documents to which Buyer is a party and the execution and delivery thereof by each other party thereto, such Documents will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, moratorium and insolvency laws and other laws affecting the rights of creditors generally and except as may be limited by general principles of equity. Buyer has the power, authority and capacity to execute and deliver this Agreement and the Documents to which it is a party and to perform its respective obligations under this Agreement and such Documents.

               (b) Neither the execution and delivery of this Agreement or any of the Documents, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                    (i) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Buyer is subject; or

                    (ii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer.

               (c) Except for filing under the HSR Act and except consents required from Buyer's existing lenders in order to consummate the financings referred to Section 8.13, Buyer is not and will not be required to give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or any of the Documents or the consummation or performance of any of the Contemplated Transactions.

         5.3.  Brokers and Finders. Neither Buyer nor any of its Affiliates has
               -------------------
employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Contemplated Transactions.

         5.4.  Solvency. Buyer is solvent and cannot reasonably foresee any
               --------
material adverse effect with respect to it that would prevent it from performing this Agreement in full. Buyer will not become insolvent as a result of performing obligations under, and consummating the transactions contemplated by, this Agreement.

          5.5. Investigation by Buyer. Buyer acknowledges that, except for the
               ----------------------
representations and warranties of the Sellers contained in Article III and
Article IV of this Agreement, Sellers' Disclosure Letter or in any other Document or schedules thereto, none of the Sellers or the Companies and their Subsidiaries or any of their directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives, makes or shall be deemed to have made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Buyer or any of its directors, officers, employees, affiliates, controlling persons, agents, advisors or representatives (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above). With respect to any such estimate, projection or forecast delivered by or on behalf of the Companies or any Sellers to Buyer, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) Buyer is aware that actual results may differ materially and (iii) Buyer shall have no claim against Companies or Sellers with respect to any such projection or forecast, provided such projection or forecast was prepared and furnished in good faith.

          5.6. Availability of Financing. Attached as Exhibit 5.6 hereto is a
               -------------------------
true and correct copy of a letter from financing sources to Buyer or its ultimate parent relating to a total of $65 million of equity financing, which if obtained would, together with an anticipated $60 million institutional private placement of senior secured notes, be all financing necessary for Buyer to consummate the Contemplated Transactions.

                                  ARTICLE VI

                        COVENANTS OF BUYER AND SELLERS
                        ------------------------------

          The Buyer and Sellers hereby covenant and agree, as applicable, as follows:

          6.1. Full Access. The Principal Sellers shall afford to Buyer, its
               -----------
counsel, accountants and other representatives, reasonable access during normal business hours and upon reasonable notice to the plants, offices, properties, books and records of the Companies and their Subsidiaries relating to the Business in order that Buyer may have the opportunity to make such investigations as it shall desire to make of the affairs of the Business; and the Principal Sellers will cause the officers and accountants of the Companies and their Subsidiaries to furnish such additional financial and operating data and other information as Buyer shall from time to time reasonably request; provided, however, that any such
                                      --------  -------
investigation shall be conducted in such a manner as not to interfere with the operation of the Business. Buyer's independent investigation of the Business shall not relieve, release or otherwise constitute a waiver of Sellers' liability and obligations to Buyer for breach of warranties and representations of this Agreement.

          6.2. Reasonable Efforts: No Inconsistent Action.
               ------------------------------------------

               (a) Sellers on the one hand and the Buyer on the other hand agree to use reasonable best efforts to obtain all consents to execute all documents and to take such further actions as may be necessary to satisfy the conditions precedent to the obligations of the other.

               (b) None of Buyer or Sellers shall take any action which is materially inconsistent with its obligations under this Agreement, that would cause any representation to be untrue or misleading, that would make it impossible or impracticable for a condition herein to be satisfied, or that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

               (c) Each of the Buyer and the Sellers shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and parties to contracts with the Companies, their Subsidiaries, Sellers and Buyer as are necessary to consummate the Contemplated Transactions. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party and the proper officers and directors of each party to this Agreement shall use reasonable best efforts to take all such action.

               (d) During the period after the date hereof but prior to the Closing (the "Interim Period"), each of the parties shall promptly notify the
              --------------
others in writing of any pending or, to the Knowledge of such party, Threatened action, Proceeding or investigation by any Governmental Body or any other Person
(i) challenging or seeking damages in connection with the Contemplated Transactions or (ii) seeking to restrain or prohibit the consummation of the Contemplated Transactions or otherwise limit the right of Buyer to own or operate all or any portion of the Business.

               (e) Buyer and Sellers shall cooperate fully with each other to the extent reasonable in connection with all of the foregoing provisions of this
Section 6.2.

          6.3. Employees.
               ---------

               (a)  Comparable Benefits. Subject to Section 6.3(c), effective as
                    -------------------
of the Closing Date and for one year thereafter, Buyer shall offer at will employment with such compensation, to the employees of the Companies and their Subsidiaries other than those identified in Section 6.3(a) of the Sellers' Disclosure Letter ("Covered Employees"), as is comparable, to the compensation that is provided to the Covered Employees immediately prior to the Closing Date and benefits (including, but not limited to, health, welfare, pension, vacation, and savings benefits) comparable to the benefits provided by the Companies and their Subsidiaries to the Covered Employees immediately prior to the Closing or comparable to those offered by the Buyer to similarly situated employees of Buyer on and after the Closing Date, in each case, at its locations nearest to those of the Business.

               (b)  Welfare Plans; Service Credit. With respect to any employee
                    -----------------------------
benefit plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA, or would be a "welfare benefit plan" if such plan was subject to ERISA) maintained for the benefit of the Covered Employees on and after the Closing Date other than a plan maintai ned by the Companies and their Subsidiaries for the Covered Employees immediately prior to the Closing Date and continued by the Buyer after the Closing Date, Buyer shall (a) cause there to be waived any pre-existing condition limitations and (b) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Covered Employees with respect to similar Plans maintained by the Companies and their Subsidiaries immediately prior to the Closing Date. In addition, with respect to Covered Employees, Buyer shall recognize all service recognized by the Companies and their Subsidiaries under the Plans for all purposes, including vacations, under all employee benefit plans maintained for the benefit of the Covered Employees on and after the Closing Date.

               (c)  Severance. Buyer shall provide certain Covered Employees who
                    ---------
are retained as employees of the Company on the Closing Date and whose employment is terminated within six (6) months after the Closing Date (other than for Cause as determined by Sellers Representatives) with the enhanced severance benefits provided under the change of control severance plan to be established by the Companies and their Subsidiaries on or prior to the Closing Date. "Cause" shall have the meaning set forth in such change of control severance plan. The Sellers shall reimburse the Companies one dollar for each one dollar paid out by them pursuant to and in accordance with the change of control severance plan.

               (d)  Accrued Vacation. With respect to any accrued but unused
                    ----------------
vacation time to which any Employee is entitled pursuant to the Plans as of the Closing Date, Sellers have the option to make payment, on the Closing Date, to each such Employee of all such accrued but unused vacation time.

               (e)  Annual Incentive Compensation. With respect to the
                    -----------------------------
Companies' "profit-sharing" plan (the "Bonus Plan"), the Company may pay to each Covered Employee who, immediately prior to the Closing Date, participates in the Bonus Plan, an amount equal to the bonus amount to which each such Covered Employee would be entitled in respect of the fiscal year ended June 30, 2001.

          6.4. Releases. The parties agree that as part of the Closing, the
               --------
Principal Sellers, on the one hand, and the Companies and their Subsidiaries on the other hand, will execute and deliver mutual general releases; except that Principal Sellers shall not be released from any liability of the Principal Sellers to the extent such liability is reflected as a current asset of the Companies in the Post-Closing Net Working Capital Calculation.

          6.5. Section 338(h)(10) Election.
               ---------------------------

               (a) The parties intend that the purchase of the capital stock of Meenan Oil Inc. qualify as a "Qualified Stock Purchase" for purposes of Section 338 of the Code and intend to make an election under Section 338(h)(10) of the Code with respect to the stock purchase.

               (b) With respect to the Sellers' sale of the capital stock of Meenan Oil Inc. to the Buyer, each of the Sellers of such capital stock and the Buyer shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code, and, if permissible, similar elections under any applicable state or local income tax laws. The Buyer and the Sellers shall report and shall cause Meenan Oil Inc. to report the Contemplated Transactions consistent with such elections under Section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local tax provision.

          (c) To the extent possible, the Buyer and the Sellers selling capital stock of Meenan Oil Inc. shall execute and shall cause Meenan Oil Inc. to execute at Closing any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")). In the event, however, any Section 338 Forms are not executed at the Closing, the Buyer and such Sellers shall prepare and complete and shall cause Meenan Oil Inc. to prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. The Buyer and such Sellers shall each cause Section 338 Forms (including such form for Meenan Oil Inc.) to be duly executed by an authorized person for the Buyer, such Sellers and, in each case, and shall duly and timely file or cause to be filed the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

          (d) As soon as practicable after the Closing Date, the Principal Sellers shall determine an allocation of the Purchase Price among the assets, the fair market value of the assets of Meenan Oil Inc., and the allocation of the deemed sales price of the assets of such corporation resulting from the Elections (as required pursuant to Section 338(h)(10) of the Code and regulations promulgated thereunder) among such assets (the "Section 338 Allocation"), subject to the consent of the Buyer (which shall not be unreasonably withheld). If the Buyer and such Sellers are unable to agree on the Section 338 Allocation within 90 days after the Closing, they shall request a big five accounting firm to prepare the Section 338 Allocation (whose fees shall be shared equally between the Buyer and such Sellers), which shall constitute an arbitral award that is final and binding. The Buyer and Sellers shall file and shall cause Meenan Oil Inc. to file all Tax Returns consistent with the Section 338 Allocation.

          6.6. Transfer Taxes.  Buyer shall be responsible for the payment of
               --------------
all Transfer Taxes, if any, which may be payable with respect to the consummation of the Contemplated Transaction and, to the extent any exemptions from such taxes are available, Buyer and Sellers shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

          6.7. Buyer Financing.  Buyer shall use its commercially reasonable
               ---------------
efforts to obtain any financing required to consummate the transactions contemplated hereby.

          6.8. Section 754 Election.  Meenan Oil LP shall make a valid election
               --------------------
under Section 754 of the Code which shall be effective for the taxable year which includes the Closing Date.

                                  ARTICLE VII

                     CONDITIONS TO OBLIGATIONS OF SELLERS
                     ------------------------------------

          Each and every obligation of Sellers to consummate the transactions contemplated by this Agreement or to be performed on or before the Closing shall be subject to satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Sellers:

          7.1. Representations and Warranties True.  The representations and
               -----------------------------------
warranties of Buyer contained herein shall be in all material respects true and accurate as of the date when made and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement, except to the extent such representations and warranties speak of an earlier date (in which case, as of such date).

          7.2. Performance.  Buyer shall have performed and complied in all
               -----------
material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

          7.3. No Proceeding.  No Proceeding shall have been instituted or
               -------------
Threatened seeking to enjoin, restrain or prohibit the consummation of, or having the effect of making illegal or otherwise prohibiting, the Contemplated Transactions.

          7.4. Certificates.  Buyer shall have furnished Sellers with such
               ------------
certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Sellers, including a certificate to the effect that the conditions set forth in
Section 7.1 and Section 7.2 have been met.

          7.5. Governmental Consents and Waivers.  Any consents, permits,
               ---------------------------------
approvals and waivers of any Governmental Body required in order for the parties to complete the transactions contemplated hereby, including without limitation any consent or notice of non-applicability required under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K, shall have been obtained.

          7.6. HSR Act.  The waiting period required by the HSR Act, and any
               -------
extensions thereof obtained by request or other action of the FTC or the Antitrust Division, shall have expired or been terminated by the FTC or the Antitrust Division.

                                 ARTICLE VIII

                      CONDITIONS TO OBLIGATIONS OF BUYER
                      ----------------------------------

          Each and every obligation of Buyer to consummate the transactions contemplated by this Agreement or to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Buyer:

          8.1. Representations and Warranties True.  The representations and
               -----------------------------------
warranties of Sellers contained herein shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement, except to the extent such representations and warranties speak of an earlier date (in which case, as of such date).

          8.2. Performance.  Sellers shall have performed and complied in all
               -----------
material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

         8.3.  No Proceeding.  No Proceeding shall have been instituted or
               -------------
Threatened seeking to enjoin, restrain or prohibit the consummation of, or having the effect of making illegal or otherwise prohibiting, the Contemplated Transactions.

         8.4.  Receipt of Third Party Consents.  The Companies and their
               -------------------------------
Subsidiaries and Sellers shall have obtained all material required consents, permits, waivers or other approvals of, or have given any required notice to, any such third parties as set forth by Section 3.20 of Sellers' Disclosure Letter.

         8.5.  Governmental Consents, Approvals and Waivers.  The Companies and
               --------------------------------------------
their Subsidiaries and/or the Sellers, as applicable, shall have received any consents, permits, approvals and waivers of any Governmental Body required in order for them to complete the transactions contemplated hereby, including without limitation any consent or notice of non-applicability required under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K.

         8.6.  Certificates.  The Principal Sellers shall have furnished Buyer
               ------------
with such certificates to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer, including a certificate to the effect that the conditions set forth in Section 8.1 and
Section 8.2 have been met.

         8.7.  Corporate Documents.  Buyer shall have received from Sellers a
               -------------------
certificate of existence of each of the Companies from its respective state of organization, dated a date not more than ten (10) days prior to the Closing.

         8.8.  Other Sellers Escrow Agreement.  The Other Sellers and the Escrow
               ------------------------------
Agent shall have entered into the Other Sellers Escrow Agreement substantially in the form Exhibit 2.2.

         8.9.  Noncompetition Agreement.  Each of Paul A. Vermylen, Jr. and
               ------------------------
Stanley R. Orczyk shall have executed a noncompetition agreement (the "Noncompetition Agreement") substantially in the form attached hereto as Exhibit 8.9.

         8.10. Financing.  Star Gas Partners, L.P., Buyer's ultimate parent,
               ---------
shall have available to it the proceeds of (i) a $60 million institutional private placement of its debt securities and (ii) a $60 million public equity offering out of its existing $200,000,000 shelf registration statement on or before the Closing Date, the proceeds of which will be used to pay the Purchase Price.

          8.11. HSR Act.  The waiting period required by the HSR Act, and any
                -------
extensions thereof obtained by request or other action of the FTC or the Antitrust Division, shall have expired or been terminated by the FTC or the Antitrust Division.

          8.12. Release of Encumbrances.  All Encumbrances on the Equity
                -----------------------
Interests shall have been released and removed.

          8.13. Dover Escrow Agreement.  The Sellers Representatives and an
                ----------------------
escrow agent shall have entered into the Dover Escrow Agreement.

                                  ARTICLE IX

                           CONDUCT OF THE COMPANIES
                       PENDING CLOSING AND RISK OF LOSS
                       ---------------------------------

          The Sellers agree that from the date hereof to the Closing Date, and except as set forth in Section 9 of the Sellers' Disclosure Letter or otherwise expressly consented to or approved by Buyer in writing (which consent shall not be unreasonably withheld or delayed):

          9.1.  Regular Course of Business.  Sellers shall cause the Companies
                --------------------------
and their Subsidiaries to carry on the Business in the Ordinary Course of Business.

          9.2.  Organization.  The Sellers shall cause the Companies and their
                ------------
Subsidiaries to use their reasonable efforts to preserve the corporate or limited partnership, as applicable, existence of the Companies and their Subsidiaries and business organization of the Companies and their Subsidiaries intact.

          9.3.  Existing Relationships.  The Sellers shall cause the Companies
                ----------------------
and their Subsidiaries to use reasonable efforts to keep reasonably available to Buyer their officers and key employees, and to preserve for Buyer their ordinary and customary relationships with licensors, suppliers, distributors, customers and others having business relations with them.

          9.4.  Contracts.  No Material Contract will be entered into, extended,
                ---------
materially modified, terminated or renewed except in the Ordinary Course of Business and no material purchase of raw material and no sale of material assets will be made, by or on behalf of the Companies and their Subsidiaries, except (a) normal contracts or commitments for the purchase of, and normal purchases of, inventory, made in the Ordinary Course of Business; (b) normal contracts or commitments for the sale of, and normal sales of, inventory in the Ordinary Course of Business; (c) purchases of assets in accordance with the capital expenditures budget and emergency capital expenditures; and (d) other contracts, commitments, purchases or sales in the Ordinary Course of Business not in excess of $250,000 in the aggregate.

       9.5.    Insurance of Property.  Sellers shall use commercially reasonable
               ---------------------
efforts to maintain in full force and effect each of the insurance policies listed in Section 3.14(a) of Sellers' Disclosure Letter.

       9.6.    No Default.  Sellers shall use commercially reasonable efforts to
               ----------
not permit to occur any act or omission to act which will cause a material breach by the Companies or their Subsidiaries of any Material Contract.

       9.7.    Compliance With Laws.  Sellers shall cause the Companies to duly
               --------------------
comply in all material respects with all Legal Requirements applicable to its properties, operations, business and employees.

       9.8.    Taxes.
               -----

               (a) Seller shall have the sole right, at their cost and expense, to prepare and file all Tax Returns relating to any period for which Sellers have the right to control any Tax Audit pursuant to Section 10.2(e)(ii).

               (b) Meenan Oil Inc. shall not take any action inconsistent with maintaining its status as an "S" corporation within the meaning of Code Sections 1361 and 1362 up to and including the time of the consummation of the Contemplated Transactions.

                                   ARTICLE X

                          SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES; INDEMNIFICATION
                        -------------------------------

       10.1.   Survival of Representations and Warranties.  Subject to the
               ------------------------------------------
following two sentences, the representations, warranties, covenants, agreements and indemnities of Sellers and the Buyer contained herein shall survive the consummation of the Contemplated Transactions and the Closing Date, without regard to any investigation made by any of the parties hereto. All representations and warranties, covenants, agreements and indemnities and all claims and causes of action with respect thereto shall terminate on the twelve-month anniversary of the Closing, provided, however, that the representations and warranties made pursuant to
--------  -------
Sections 3.1, 3.2, 3.25, 4.1, 4.2(a), 5.1 and 5.2(a) shall survive until the expiration of applicable statutes of limitation. Notwithstanding the foregoing, none of the Sellers' representations and warranties, covenants, agreements and indemnities to Buyer relating to Environmental Laws, Environmental Compliance Liability or Environmental Conditions, including the representations and warranties included in Section 3.21 hereof, shall survive the consummation of the Contemplated Transactions and the Closing Date. The termination of the representations and warranties, covenants, agreements and indemnities provided herein shall not affect the rights of a party in respect of any Claim (as hereinafter defined) made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

          10.2.  Indemnifications.  Subject to Section 10.6:
                 ----------------

                 (a)   By Sellers. Sellers shall, jointly and severally,
                       ----------
indemnify and save and hold harmless Buyer, its Affiliates and Subsidiaries, and their respective Representatives, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to: (i) any material breach of any surviving representation or warranty, made by Sellers in this Agreement (reading such representations and warranties (other than Section 3.8) as if they did not contain any materiality or Material Adverse Effect qualifiers, but such representatives and warranties shall not be read to exclude dollar thresholds contained therein), (ii) any breach of any surviving covenant or agreement made by Sellers in or pursuant to this Agreement, (iii) any third-party Claim against Buyer arising out of or relating to the Unknown Liabilities or (iv) the failure of the purchase of the capital stock of Meenan Oil Inc. to qualify as a "Qualified Stock Purchase" for purposes of Section 338 of the Code or failure of Meenan Oil LP to have made a valid election under Section 754 of the Code which shall be effective for the taxable year which includes the Closing Date due solely to any act or omission of any Seller. Notwithstanding the foregoing, Buyer may not seek indemnification against Sellers for any Claim in which the Damages are less than $100,000 ("Small Claim") until the aggregate of all

Small Claims for indemnification or any individual Claim exceeds $2,000,000, in which event indemnification will apply only to Claims in excess of $2,000,000.

               (b)  By Buyer.  Buyer shall indemnify and save and hold harmless
                    --------
Sellers from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by Buyer in this Agreement (reading such representations and warranties without regard to any materiality qualifiers); and (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement.

               (c)  Cooperation. The indemnified party shall reasonably
                    -----------
cooperate in all respects with the indemnifying party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own
                   --------  -------
cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

               (d)  Reserved.

               (e)  Defense of Claims.
                    -----------------

                    (i) Subject to the provisions of subparagraph (e)(ii), if a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within five (5) calendar days after the service or the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual prejudice caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, (i) to participate in or, if it so elects, to take control of the defense and investigation of such lawsuit or action; (ii) to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that a conflict of interest between the indemnified party and indemnifying party exists, in which event the indemnified party may in its discretion engage separate counsel to participate in the Proceedings; and (iii) to compromise or settle such Claim, provided that, if any
                                                           --------
such settlement or compromise entails material non-monetary affirmative obligations on the part of the indemnified party, such compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. If the indemnifying party fails to assume the defense of such Claim within forty-five (45) calendar days after receipt of the Claim Notice, the indemnified party against which such Claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's reasonable cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party; provided,
                                                                     --------
however, that such Claim shall not be compromised or settled without the written
-------
consent of the indemnifying party. In the event the indemnified party assumes the defense of the Claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of, and allow full participation in, any such defense, compromise or settlement.

               (ii) With respect to any Tax Audit relating to tax years ending on or prior to the Closing Date or with respect to any previous year for which the Sellers could have an indemnification obligation under Section 10.2 hereof, the Sellers or their designated Representatives shall have the sole right, at their sole cost and expense, to control and settle any Tax Audit by any taxing authority and contest and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment ("Tax Adjustment"), provided, (i) if the Sellers do not agree in writing to undertake the control of
--------
a Tax Audit within ten (10) business days after they have been afforded the opportunity in writing in the manner provided by this Agreement for the giving of notices, Buyer shall have exclusive control of such Tax Audit and (ii) if the resolution of any issue arising with respect to any Tax Audit or Tax Adjustment could have a material adverse effect on the amount or timing of the Tax liability of the Companies or their Subsidiaries in any period ending after the Closing Date, the Sellers shall promptly notify the Buyer in writing and shall afford to the Buyer the opportunity to control jointly the conduct and resolution of the portion of such Tax Audit or Tax Adjustment that could have the effect of increasing or accelerating the tax liabilities of the Company in any post-2001 period. If the Buyer shall decline to participate in the contest or conduct of such Tax Audit or Tax Adjustment, the Sellers shall have the right to control the conduct of such Tax Audit or Tax Adjustment, provided that the Sellers shall not resolve such Tax Audit or Tax Adjustment without the Buyer's consent which shall not be unreasonably withheld. In the event of a dispute between the Sellers and the Buyer regarding the conduct or resolution of any Tax Audit or Tax Adjustment hereof in which they share joint control of the conduct and resolution, the parties will consult with each other on, and attempt to resolve, their dispute. If such dispute cannot be resolved, it shall be referred to a nationally recognized accounting firm that is designated by the parties ("Tax Arbitrator"). Each of the Buyer and the Sellers shall present its position to the Tax Arbitrator which shall decide which position shall be adopted. The Tax Arbitrator shall not be entitled to adopt any other position, unless the Sellers and the Buyer so agree in writing. The decision of the Tax Arbitrator shall be final and binding. The fees and costs of the Tax Arbitrator shall be paid by the party or parties whose position(s) is not adopted by the Tax Arbitrator. Each party shall bear its own legal and other advisory expenses incurred in connection with such procedure.

          10.3.  Limitation on Liability.  Any provision herein to the contrary
                 -----------------------
notwithstanding:

                 (a) Each Seller shall be liable in the aggregate for all Claims up to, but not in an amount exceeding, such Seller's Indemnity Percentage of $14,000,000 as set forth in Section 2.2(a) of Sellers' Disclosure Letter (with respect to such Seller, such Seller's "Indemnity Percentage").

                 (b) The limitations on liability set forth in Section 10.3(a) shall not apply to any Claim (i) based upon the breach of any representation and warranty (other than Section 3.25) which pursuant to the provision 10.2(a)(i) survives the 12-month anniversary of the Closing or (ii) for indemnification pursuant to Section 10.2(a)(iv); provided, however, that the liability of each
                                 --------  -------
Seller for any Claim described in this subsection (b) shall be limited to such Seller's Indemnity Percentage of such Claim.

                 (c) Except for Claims referred to in section 10.3(b), Sellers' indemnification payment obligations under this Agreement, for Sellers other than Principal

Sellers, shall be satisfied solely out of the Other Sellers Escrow Amount, as administered in accordance with this Agreement and the Other Sellers Escrow Agreement.

                (d) In no event shall any Seller be liable (including under the Other Sellers Escrow Account) to Buyer or its affiliates for any Damages with respect to any Claim for any amount in excess of such Seller's Indemnity Percentage of the total Damages with respect to such Claim.

                (e) Sellers shall have no indemnification obligations of any kind or nature relating to Environmental Laws, Environmental Compliance Liability or Environmental Conditions.

          10.4. Exclusive Remedies.  The remedies provided for in this Article X
                ------------------
shall be the sole and exclusive remedies of the parties and their respective Representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in this Agreement or the documents provided by the parties at Closing. The parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), all of which the parties hereby waive, to the extent permitted by applicable law, provided,
                                                                 --------
however, that nothing herein is intended to waive any claims for fraud.  Without
-------
limiting the foregoing, Buyer, and after the Closing, the Companies and their Subsidiaries, waive any rights or causes of action under or relating to Environmental Laws that they may have against any Seller arising out of events, circumstances or conditions occurring or existing before or after the Closing.

          10.5. Subrogation.  Upon making an indemnity payment pursuant to this
                -----------
Agreement, the indemnifying party will, to the extent of such payment, be subrogated to all rights of the indemnified party against any third party in respect of the damages to which the payment related. Without limiting the generality of any other provision hereof, each such indemnified party and indemnifying party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

          10.6.  No Double Recovery; Use of Insurance.  Notwithstanding anything
                 ------------------------------------
herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Schedules attached hereto, Sellers' Disclosure Letter, or any document executed in connection with this Agreement or otherwise. Furthermore, in the event any Damages related to a claim by Buyer are covered by insurance, except insurance obtained by the Buyer or the Companies and their Subsidiaries after the Closing Date to the extent and only to the extent it provides coverage or limits not offered by insurance policies maintained by the Companies and their Subsidiaries immediately prior to the Closing Date, Buyer agrees to use commercially reasonable efforts to seek recovery under such insurance and Buyer shall not be entitled to recover from the Sellers (and shall refund amounts received up to the amount of indemnification actually received) with respect to such Damages to the extent, and only to the extent, any of Buyer, the Companies and their Subsidiaries recovers under any such insurance policy.

          10.7.  Tax Benefits.  If the amount with respect to which any claim is
                 ------------
made under this Article 10 (an "Indemnity Claim") gives rise to a Tax Benefit
                                ---------------
(as defined below) the indemnity payment shall be reduced by the amount of the Tax Benefit. For the purposes of this Agreement, any Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this
Section 10.7, a "Tax Benefit" means an amount by which the tax liability of a party subject to the highest effective marginal combined Federal and state income tax prescribed for a corporation resident in New York State (but not in New York City) would be reduced by use of such benefit assuming such benefit could be fully currently realized (including, without limitation, by deduction, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority; provided, however, that any Tax Benefit that would result in a reduction of income by virtue of increased tax basis which must be depreciated or amortized over more than one taxable year shall be equal to the Present Value of such Tax Benefit. For purposes of the preceding sentence, "Present Value" shall mean the sum of the deductions generated by a Tax Benefit; provided that each such deduction will be discounted at the rate of 10% per annum from the year or years in which each such deduction would be realized using the applicable Company's actual method of depreciation or amortization to the year of payment. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 10.7. The amount of the refunded reduction or payment shall be deemed a payment under this Section 10.7 and thus shall be paid subject to any applicable reductions under this Section 10.7.

          10.8.  Treatment of Indemnity Payments Between the Parties. All
                 ---------------------------------------------------
indemnification payments shall constitute adjustments to the Purchase Price for all tax purposes, and no party shall take any position inconsistent with such characterization.

          10.9.  Mitigation of Loss. Subject to Section 10.2(b) each indemnified
                 ------------------
party shall mitigate, to the extent required by applicable law, the amount of any Damages, for which it is entitled to seek indemnification hereunder.

                                  ARTICLE XI


                          TERMINATION AND ABANDONMENT
                          ---------------------------

          11.1.  Methods of Termination. The transactions contemplated herein
                 ----------------------
may be terminated and/or abandoned at any time but not later than the Closing:

                 (a)  By mutual written consent of Buyer and Sellers;

                 (b) By Buyer on or after September 30, 2001 if any of the conditions provided for in Article VIII of this Agreement shall not have been met or waived in writing by Buyer prior to such date, so long as Buyer is not in material breach hereunder;

                 (c) By Sellers on or after September 30, 2001 if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by Sellers prior to such date, so long as Sellers are not in material breach hereunder; or

                 (d)  By Buyer as provided in Section 12.6.

          11.2.  Procedure Upon Termination.  In the event of termination and
                 --------------------------
abandonment by Buyer or Sellers, or both, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or abandoned without further action by Buyer or by Sellers. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:

               (a) Each party will redeliver all documents, work papers and other material of any other party relating to the Contemplated Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (b) All confidential information received by any party hereto with respect to the business of any other party or its Subsidiaries shall be treated in accordance with the confidentiality provisions of the Confidentiality Letter (the "Confidentiality Letter") dated May 9, 2001 between an Affiliate of the Buyer and Meenan Oil Inc.; and

               (c) No party hereto shall have any liability or further obligation to any other party to this Agreement, and neither party shall make any claim, including any action for equitable relief or specific performance, against the other party nor be liable for the costs, expenses or damages that may result to the other in the event of the other's withdrawal prior to Closing; provided, however, that (i) termination will not relieve a breaching party from
--------  -------
liability for any breach of this Agreement giving rise to such termination and
(ii) the obligations of Buyer and Sellers under Section 11.2 shall continue in full force and effect.

          11.3.  Liquidated Damages.  Notwithstanding the foregoing if all of
                 ------------------
the conditions precedent to Buyer's obligation to close as set forth in Article VIII have been satisfied, other than the condition set forth in Section 8.11, then Buyer shall pay to Sellers (in proportion to each Sellers Sharing Percentage) the sum of (i) $2,500,000 plus (ii) an amount equal to the actual out-of-pocket expenses of Sellers relating to the Contemplated Transactions, and such payment shall be in lieu of, and in full release and satisfaction of, all
                                                                           ---
claims of any nature and description, of the Sellers and the Companies and their Subsidiaries against the Buyer, its officers, directors, agents and employees arising out of or relating to the failure of Buyer to consummate the Contemplated Transactions.

          11.4.  Right of First Refusal.  If this Agreement has been terminated
                 ----------------------
by Sellers pursuant to Section 11.1(c) and if Buyer has paid to Sellers at least the amount of $2,500,000 pursuant to Section 11.3 (without prejudice to Sellers right to recover additional amounts provided in Section 11.3), then if prior to December 31, 2001 Sellers receive an offer to purchase all or substantially all of the Equity Interests or all or substantially all of the assets of the

Companies and their Subsidiaries ("Proposed Transaction") and Sellers desire to accept such offer, Sellers shall not accept such offer unless and until they have provided Buyer with all of the material details of such offer, in which event, Buyer shall have the first refusal right ("First Refusal Right") to consummate the Proposed Transaction on the same terms and conditions in accordance with this section. Buyer may exercise the First Refusal Right by written notice to Sellers within 5 business days after receipt of such offer by Buyer ("Exercise Period"). If Buyer fails to exercise the First Refusal Right during the Exercise Period, the First Refusal Right shall lapse. If Buyer shall exercise the First Refusal Right during the Exercise Period, the parties shall proceed in good faith to consummate the Proposed Transaction. If Buyer has failed to consummate the Proposed Transaction within 30 days after exercising the First Refusal Right, the First Refusal Right shall lapse and this Section
11.4 shall terminate.

                                  ARTICLE XII


                           MISCELLANEOUS PROVISIONS
                           ------------------------

          12.1.  Amendment and Modification.  Subject to applicable law, this
                 --------------------------
Agreement may be amended, modified and supplemented by written agreement of Buyer and Sellers any time prior to the Closing with respect to any terms contained herein.

          12.2.  Waiver of Compliance.  Any failure of Sellers, on the one hand,
                 --------------------
or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the President or a Vice President of any such party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          12.3.  Notices.  All notices or other communications required or
                 -------
permitted to be given pursuant to this Agreement shall be in writing and shall be considered as duly given on (a) the date of delivery, if delivered in person or if sent by telecopier and also as provided in clause (b), or (b) two days after mailing, if sent by Federal Express or other similar overnight delivery service, or (c) three days after mailing if mailed from within the continental Untied States by registered or certified mail, return receipt requested, to the party entitled to receive the same, at the address provided in this Section 12.3.

          Any party hereto may change its address by giving notice to the other stating its new address, all in the manner provided herein. Such newly designated address shall thereafter be such party's address for the purpose of all notices or other communications required or permitted to be given pursuant to this Agreement.

          (a)  If to Sellers or Sellers Representatives, to:

               Paul A. Vermylen, Jr.
               2 Count Rumford Lane
               Lloyd Harbor, NY 11743,

               and

               Stanley R. Orczyk
               22 Abbington Drive
               Lloyd Harbor, NY 11743,

               and

               Bryan H. Lawrence
               Yorktown Energy Partners
               410 Park Avenue
               New York, NY 10022
               Fax:  212-515-2105,

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY 10017
               Attn:  James M. Cotter, Esq.
               Fax:  212-455-2502.

          (b)  If to Buyer, to:

               Petro, Inc.
               2187 Atlantic Street
               Stamford, CT 06904
               Attn:  President
               Fax:  203-328-7421,
                    with a copy to:

                    Phillips Nizer Benjamin Krim & Ballon LLP
                    666 Fifth Avenue
                    New York, New York 10103
                    Attn:  Alan Shapiro, Esq.
                    Fax:  212-262-5152.

          12.4.  Assignment.  This Agreement and all of the provisions hereof
                 ----------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

          12.5.  Dispute Resolution.  In the event that there shall be a dispute
                 ------------------
between the parties after the Closing Date arising out of or relating to this Agreement, including, without limitation, the indemnities provided in Article X or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in the State of New York administered by the American Arbitration Association (the "AAA"), in accordance with the AAA's rules of practice then in effect or such other procedures as the parties may agree. Unless the parties agree otherwise, the arbitration shall be conducted by a single arbitrator appointed by the AAA, which arbitrator shall be a partner at an internationally-recognized accounting firm. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The arbitrator shall have the authority in his or her discretion to award to the prevailing party the fees and expenses of such arbitration (including reasonable attorneys' fees) or any action to enforce an arbitration award. For the purposes of an action to enforce an arbitration award under this Section 12.5, Sellers and Buyer each agree to consent to the jurisdiction of the Supreme Court of the State of New York, or if such court declines the exercise of jurisdiction, the jurisdiction of the courts of the United States of America located in the Southern District of New York, and the service of process therein.

          12.6.  Schedules and Exhibits.
                 ----------------------

                 (a) All exhibits and schedules hereto and Sellers' Disclosure Letter are hereby incorporated by reference and made a part of this Agreement. Any fact or item disclosed on any Schedule or Exhibit or Section of Sellers' Disclosure Letter hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

                    (b) During the Interim Period the Sellers shall be entitled to update modify, alter or otherwise change the Sellers' Disclosure Letter to the extent information contained therein becomes untrue or incomplete or inaccurate after the date hereof due to events occurring after the date hereof other than as a result of a breach by the Sellers of the covenants contained herein or therein; provided, however, if such updates, modifications,
                   --------  -------
alterations and changes to the Sellers' Disclosure Letter, individually or in the aggregate, would cause the representations and warranties of the Sellers to be materially and adversely untrue as of the Closing Date (absent such updating), the Buyer shall have the right to terminate the transactions contemplated herein pursuant to Section 11.1(d).

          12.7.  Sellers' Representatives.
                 ------------------------

                 (a) By the execution and delivery of this Agreement, including counterparts hereof, each Seller hereby irrevocably constitutes and appoints Paul A. Vermylen Jr., Stanley R. Orczyk and Bryan Lawrence as the true and lawful agents and attorneys-in-fact (the "Sellers Representatives") of such
                                          -----------------------
Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on such Seller's behalf, as the Sellers Representatives shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including:

                      (i) to receive on behalf of the Sellers all payments made by the Buyer to the Sellers under this Agreement;

                      (ii) to agree upon or compromise any matter related to the calculation of any adjustments to the Purchase Price pursuant to
     Section 2.3 or otherwise or other payments to be made;

                      (iii) to act for the Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of the Sellers any indemnification claim made by or against the Sellers;

               (iv) to terminate, amend, or waive any provision of this Agreement; provided that any such action, if material to the rights and
                --------
     obligations of the Sellers in the reasonable judgment of the Sellers Representatives, shall be taken in the same manner with respect to all Sellers, unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature;

               (v) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Sellers Representatives, in their sole discretion, deems necessary or advisable in the performance of their duties as Sellers Representatives and to rely on their advice and counsel;

               (vi) to incur and pay out of the Purchase Price expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing;

               (vii) to administer and disburse funds from, and execute and deliver on behalf of such Seller, agreements related to, the Hold Back Account or otherwise pursuant to the change of control severance plan as set forth in Section 6.3(c);

               (viii) to administer and disburse funds from, and execute and deliver on behalf of such Seller agreements related to, the escrow account created by the Dover Escrow Agreement;

               (ix) to retain a portion of the Purchase Price, including without limitation the Hold Back Amount and any amounts under the Dover Escrow Agreement, as a reserve against the payment of adjustments to the Purchase Price, the costs described in clauses (ii), (vi) and (vii) hereof and reasonable expenses incurred in their capacity as Sellers Representatives; and

               (x) to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers Representatives deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

               (b) The appointment of the Sellers Representatives shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any actions of the Sellers Representatives as the acts of the Sellers in all matters referred to in this Agreement. Each of the Sellers hereby ratifies and confirms all that the Sellers Representatives shall do or cause to be done by virtue of such Sellers Representatives' appointment as Sellers Representatives of such Seller. The Sellers Representatives shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers Representatives believes to be in the best interest of the Sellers, but the Sellers Representatives shall not be responsible to any Sellers for any loss or damage any Sellers may suffer by reason of the performance by the Sellers Representatives of such Sellers Representatives' duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such Sellers Representatives' duties under this Agreement.

               (c) Each of the Sellers hereby expressly acknowledges and agrees that the Sellers Representatives is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that any person shall be entitled to rely on any and all action taken by the Sellers Representatives under this Agreement without liability to, or obligation to inquire of, any of the Sellers. If any Sellers Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Sellers Representative shall be the person which the Sellers with a majority of the Sharing Percentages appoint; provided, however, that if for any reason no
                                 --------  -------
successor has been appointed within thirty (30) days, then any Seller shall have the right to petition a court of competent jurisdiction for appointment of a successor Sellers Representative. The Sellers do hereby jointly and severally agree to indemnify and hold the Sellers Representatives harmless from and against any and all liability, loss, cost, damage or expense (including without limitation attorneys' fees) reasonably incurred or suffered as a result of the performance of such Sellers Representative's duties under this Agreement except for any such liability arising out of the willful misconduct of such Sellers Representative.

               (d) In each event where action, decision or approval of the Sellers Representatives is required, unless otherwise specified any such action, decision or approval shall require action, decision or approval by any two of the three of the Sellers Representatives.

          12.8.  Publicity. Prior to the Closing Date, none of the parties
                 ---------
hereto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the Contemplated Transactions for dissemination to the general public without the prior written consent of the other party. This provision shall not apply, however, to any announcement or written statement which on the advice of counsel is required to be made by law or the regulations of any federal or state governmental agency, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

          12.9.  Governing Law. This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of the State of New York.


          12.10. Counterparts. This Agreement may be executed simultaneously
                 ------------
in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles of any such counterpart shall have the same force and effect as an original signature.

          12.11. Headings.  The headings of the Sections and Articles of this
                 --------
Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

          12.12. Entire Agreement.  This Agreement, including the Exhibits and
                 ----------------
Sellers' Disclosure Letter hereto, and all documents required to be delivered hereunder and any other documents and certificates delivered pursuant to the terms hereof or thereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior negotiations, understandings, discussions, agreements (other than the confidentiality provisions of the Confidentiality Letter), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto whether written or oral.

          12.13. Third Parties.  Except as specifically set forth or referred to
                 -------------
herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

          12.14.  Further Cooperation.
                  -------------------

                         (i)   The parties hereto agree that they will, at the
expense of the requesting party, from time to time execute and deliver any and all additional and supplemental instruments, and do such other reasonable acts and things which may be necessary or desirable to effect the purpose of this Agreement, and the consummation of the transactions contemplated hereby.

                         (ii)  Buyer, Companies and their Subsidiaries, and
Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or, other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other. proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Companies and their Subsidiaries and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Companies and their Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Companies and their Subsidiaries or Sellers, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.


                                    Buyer:

                                    PETRO, INC.



                                    By: ________________________
                                        Name:
                                        Title:

                              Sellers:


                              __________________________________
                              Paul A. Vermylen Jr.


                              ___________________________________
                              Stanley R. Orczyk


                              __________________________________
                              Bryan H. Lawrence


                              __________________________________
                              Peter M. Flanigan


                              __________________________________
                              George A. Wiegers


                              __________________________________
                              John H. Mullin, III


                              __________________________________
                              Franklin W. Hobbs, IV


                              __________________________________
                              Richard C. Yancey

                              YORKTOWN PARTNERS LLC, as agent
                                for the entities listed on Exhibit A hereto


                              By: _______________________________
                                  Title:


                              YORKTOWN ENERGY PARTNERS III, L.P.
                              By: Yorktown III Company LLC, its General
                                  Partner

                              By: _______________________________
                                  Title:

                              UBS WARBURG LLC, as agent


                              By: _______________________________
                                  Title:


                              By: _______________________________
                                  Title:

                              ___________________________________
                              William H. Keenan


                              __________________________________
                              Peter A. Leidel


                              ___________________________________
                              Tomas R. La Costa


                              __________________________________
                              Robert A. Signorino


                              ___________________________________
                              Vivian W. Hummler


                              __________________________________
                              Diedre A. Hallett


                              ___________________________________
                              Daniel P. Donovan


                              __________________________________
                              John W. Kuebler


                              ___________________________________
                              William Olivier


                              __________________________________
                              Richard G. Oakley

                                                                       EXHIBIT A
                                                                       ---------


Persons and entities represented by Yorktown Partners LLC:


Nicholas F. Brady Trust
Charles P. Durkin, Jr.
John H. Mullin, III
Niemiec Family Partnership LP
William A. W. Stewart III
George A. Weiler III